Exhibit 2.6

STOCK PURCHASE AGREEMENT

dated as of

December 23, 2013

by and among

UPLAND SOFTWARE, INC.,

CLICKABILITY, INC.

and

LIMELIGHT NETWORKS, INC.

relating to the purchase and sale of

100% of the outstanding shares of capital stock of

CLICKABILITY, INC.

-i-

-ii-

-iii-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 23, 2013, is entered into by and among Upland Software, Inc., a Delaware corporation (“Buyer”), Clickability, Inc., a Delaware corporation formerly known as Limelight Web Content Management, Inc. (the “Company”), and Limelight Networks, Inc., a Delaware corporation (the “Seller”). The Company, the Seller and Buyer are collectively referred to herein as the “Parties” and each individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Company is engaged in the Business (as defined below);

WHEREAS, the Seller owns beneficially and of record 100% of the issued and outstanding shares of capital stock of the Company (the “Company Stock”); and

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, all of the Company Stock.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follow:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (it being acknowledged and agreed that, for the avoidance of doubt, the Company is, and has been at all times since May 2, 2011, an Affiliate of the Seller).

“Aggregate Purchase Price” means, collectively, the Closing Payment Amount and the amount of any adjustments made following the Closing in accordance with Section 2.03 hereof.

“Ancillary Agreements” means the Colocation License Agreement, Commercial Agreement, Company Referral Agreement, Seller Referral Agreement, Share Space License Agreement and Transition Services Agreement.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Bankruptcy and Equity Exceptions” means the laws of general application relating to bankruptcy, insolvency, moratorium, and the relief of debtors and similar generally Applicable Laws regarding creditors’ rights and rules of law governing specific performance, injunctive relief, or other equitable remedies.

“Business” means the Company’s business of developing, marketing, selling and making commercially available the Company Products and Services.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Employee” means any Seller employee who performs all or substantially all of his or her services for Seller on behalf of the Company in relation to the Business.

“Buyer Indemnified Parties” means Buyer and, following the Closing, the Company and each of their respective Affiliates, directors, officers, agents, employees, representatives, successors and assignees.

“Change of Control” means either (a) the acquisition of Seller by another entity by means of any transaction or series of related transactions to which Seller is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation) that results in the voting securities of Seller outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of Seller, such surviving entity or the entity that controls such surviving entity; or (b) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of Seller.

“Closing Assets” means the sum of all (a) accounts receivable (net of an appropriate allowance for bad debt) of the Company, (b) deferred expenses (related to professional services deferred revenue) of the Company and (c) property, plant and equipment (net of accumulated depreciation) of the Company, each as set forth on the Latest Balance Sheet as the target for December 15, 2013. For the avoidance of doubt, Closing Assets shall not include any Tax assets.

“Closing Liabilities” means deferred revenue of the Company, as set forth on the Latest Balance Sheet as the target for December 15, 2013. For the avoidance of doubt, Closing Liabilities shall not include any Tax liabilities.

“Closing Payment Amount” means an amount equal to $12,400,000 in cash, minus (a) any Indebtedness of the Company as of the Closing that is not included in the calculation of the Estimated Closing Working Capital, minus (b) any Transaction Expenses as of the Closing that are not included in the calculation of the Estimated Closing Working Capital (to the extent such Transaction Expenses are not fully assumed by the Seller), minus (c) the amount, if any, by which Target Working Capital exceeds Estimated Closing Working Capital, plus (d) the amount, if any, by which Estimated Closing Working Capital exceeds Target Working Capital.

“Closing Working Capital” means, as of the Measurement Time, an amount equal to (a) the Closing Assets, minus (b) the Closing Liabilities.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Colocation License Agreement” means the License Agreement by and between Seller and the Company, in substantially the form attached hereto as Exhibit A.

“Commercial Agreement” means the Commercial Agreement by and between Seller, Buyer and the Company, in substantially the form attached hereto as Exhibit B.

“Company Intellectual Property” means all Company Intellectual Property Rights and all Technology owned or purported to be owned by the Company.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company.

“Company Products and Services” means the products and services set forth on Exhibit C hereto.

“Company Referral Agreement” means the Sales Referral Agreement by and between Seller and the Company, in substantially the form attached hereto as Exhibit D.

“Company Registered IP” means Registered IP owned or purported to be owned by, or filed or registered in the name of, the Company.

“Company Software” means Software owned or purported to be owned by the Company.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage or other arrangement, whether written or oral.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business or the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.

“Hardware” means any computer or computer network equipment used by or for the benefit of the Company (or, where so specified, by or for the benefit of any other Person) at any time including parts of computer equipment such as firmware, screens, terminals, keyboards, disks and including cabling, routers, and other peripheral and associated electronic equipment, but excluding all Software.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HIPAA” means the Health Insurance Portability Act of 1996, as amended.

“Indebtedness” means, without duplication (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security for the payment of which a Person is responsible or liable, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (excluding trade accounts payable, other payable and other accrued current liabilities arising in the Ordinary Course of Business), (d) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (e) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (f) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (g) any indebtedness secured by a Lien on a Person’s assets, and (h) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date.

“Intellectual Property Rights” means all (a) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, and any other national and multinational statutory invention registrations and disclosures relating thereto, (b) United States and foreign trademarks, trade names, service marks, service names, trade dress, logos, slogans, 800 numbers and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) rights in works of authorship including any United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) United States and foreign mask work rights or equivalents, and registrations and applications for registration thereof, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor, (f) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, Customer Data, financial information, pricing and cost information, bills of material, or other similar information), (g) URL and domain name registrations, (h) inventions (whether or not patentable) and improvements thereto, and all prior user rights, (i) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing and (j) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all systems used by the Seller and/or any of its Affiliates in the delivery of services included within Company Products and Services, including the information and communications technology infrastructure and systems (including all Software, Hardware, firmware, networks and Company websites), and any security and disaster recovery arrangements relating thereto. Notwithstanding the foregoing, IT Systems does not include any systems the benefit of which is provided to Buyer pursuant to the Transition Services Agreement or any other Ancillary Agreement.

“Knowledge” of any Person that is not an individual means (a) with respect to Buyer, the knowledge of the Chief Executive Officer and Chief Financial Officer of Buyer and (b) with respect to the Seller, the knowledge of Dan Boncel, Phil Maynard, Jeff Freund, Sean Noonan and Pete Perrone, in each case, including the knowledge which such Person would have obtained after making a reasonably diligent inquiry, in light of the circumstances, with respect to the particular matter in question.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Licensed Intellectual Property” means all Intellectual Property Rights or Technology owned by a third party and licensed or sublicensed to the Company.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset; provided that “Lien” does not include a license of Intellectual Property Rights.

“Loaned Employee Agreement” means the Commercial Agreement by and between Seller, Buyer and the Company, in substantially the form attached hereto as Exhibit I.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (any such item, an “Effect”), individually or in the aggregate, that has had, or could reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, capitalization or results of operations of the Company and/or the Business, taken as a whole; provided, that that in no event shall any of the following Effects be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect: (a) changes, developments or events generally affecting the economy (including those affecting the securities markets) in the United States or any foreign markets where the Company and/or the Business has material operations or sales, (b) acts of God, acts of war (whether or not declared), sabotage, other force majeure events, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before, on or after the date of this Agreement) or the occurrence of any military or terrorist attack, (c) conditions in the industries or markets in which the Company operates (including legal and regulatory changes), (d) the public announcement of this Agreement or the consummation of the transactions contemplated hereby, (e) any change in Applicable Laws, or (f) any change in GAAP or other accounting rules, (g) any Effect resulting from compliance with the terms and conditions of this Agreement and the Ancillary Agreements by the Company or consented to in writing by Buyer, (h) Effects resulting from any breach of this Agreement by Buyer, or any other actions taken or omitted to be taken by Buyer, its Affiliates or any of their respective representatives after the date hereof not permitted by this Agreement, or (i) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; provided, further, that, in the case of clauses (a), (b), (c), (e) and (f), such Effect does not have a materially disproportionate negative effect on the Company and/or the Business as compared to the other companies that operate in the same industry in which the Company and/or the Business operates.

“Measurement Time” means 11:59 p.m. (Pacific Time) on the date immediately preceding the Closing Date.

“Neutral Arbiter” means the “big four” accounting firm mutually agreed to by the Seller and Buyer in writing (it being acknowledged and agreed that at the time of determination such accounting firm shall not be providing audit services to the Seller, Buyer and/or any of their respective Subsidiaries); provided, if Buyer and the Seller are unable to mutually agree upon such an accountant within a ten day period, then Buyer and the Seller shall each select a nationally recognized accountant and within five days after their selection, those two accountants shall select a third nationally recognized accountant, which third accountant shall act as the Neutral Arbiter.

“Open Source License” means any “free software” license, “software libre” license, “public” license, or open-source software license, including without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Apache license, the MIT license, the BSD and any BSD-like license, and any other license that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Open Source Software” means any software code that is subject to the terms and conditions of an Open Source License.

“Ordinary Course of Business” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association, incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and similar documents, instruments or agreements, in each case, relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due and payable, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the Ordinary Course of Business for sums not yet delinquent or immaterial in amount or are being contested in good faith, provided adequate reserves in accordance with GAAP have been established, (c) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the Ordinary Course of Business and which do not exceed USD $15,000.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means any information that alone, or in combination with other information that is collected or solicited for collection by the Company, can be used to identify a specific individual.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date (as determined in accordance with Section 8.03).

“Privacy and Security Laws” means Applicable Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Data or other tracking of online consumer behaviors including federal, state or foreign laws or regulations regarding (a) data privacy and information security, (b) data breach notification (as applicable), (c) unfair or deceptive practices and (d) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks, and domain names and all applications for any of the foregoing.

“Retention Plan” means that certain Transaction Retention Plan adopted on September 28, 2013 as amended and restated on December 13, 2013.

“Seller Employee Benefit Plan” means any pension, retirement or savings plan, any medical, hospital, health, dental, life, death benefit or disability plan, any group insurance plan, any profit sharing, deferred compensation, stock option, stock purchase, stock appreciation rights, restricted stock, phantom stock, bonus, commission or incentive plan (including any equity or equity-based plan), and any fringe benefit, vacation pay, holiday pay, sick leave, service awards, tuition reimbursement, moving expense reimbursement, severance or change in control pay, consulting or employment agreement, or other employee benefit plan, trust, agreement, contract, policy or commitment (including, but not limited to, any pension plan, as defined in ERISA §3(2), and any “welfare plan,” as defined in ERISA § 3(1)), whether any of the foregoing is funded, insured or self-funded, written or oral, (a) sponsored or maintained by the Seller, the Company or any ERISA Affiliate and covering the Seller’s, the Company’s or any ERISA Affiliate’s active or former employees (or their beneficiaries), (b) to which the Seller or any ERISA Affiliates is a party or bound, or (c) with respect to which the Seller or any ERISA Affiliate has made any payments, contributions or commitments or may otherwise have any Liability (whether or not such Seller Employee Benefit Plan is still maintained).

“Seller Indemnified Parties” means Seller and its respective Affiliates, directors, officers, agents, employees, representatives, successors and assignees.

“Seller Referral Agreement” means the Sales Referral Agreement by and between Seller and the Company, in substantially the form attached hereto as Exhibit E.

“Share Space License Agreement” means the License Agreement by and between Seller and the Company related to the leased premises located on the 4th floor of 55 2nd Street, San Francisco, California, in substantially the form attached hereto as Exhibit F.

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property Rights or Technology embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more

Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall also include all Subsidiaries of such Subsidiary.

“Target Working Capital” means $1,579,720.

“Tax Return” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any transfer pricing reports, schedule or attachment thereto and any amendments thereof.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

“Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, payroll, social security (or equivalent), employment, unemployment, disability, property (real, tangible or intangible), sales, use, transfer, registration, ad valorem, value added, goods and services, alternative or add-on minimum or estimated tax or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any interest, penalty or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this definition as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Taxes.

“Technology” means tangible embodiments of Intellectual Property Rights, whether in electronic, written or other media, including diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, proprietary information, protocols, schematics, design information, bills of material, specifications, technical data, Software (in any form, including source code and executable or object code), build scripts, test scripts, algorithms, APIs, subroutines, techniques, user interfaces, URLs, web site content, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections.

“Transaction Documents” means this Agreement and the other agreements, instruments and documents being delivered by the Parties at or prior to the Closing pursuant to Section 3.02 and Section 3.03.

“Transaction Expenses” means the aggregate amount of (a) all expenses of the Company and/or the Business, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses of the Company and/or the Business, (b) any change-of-control or similar payment obligations of the Company and/or the Business which are triggered in whole or in part by the transactions contemplated by this Agreement (including any Transaction Payroll Taxes) and (c) any Liability of the Company and/or the Business under deferred compensation plans, phantom equity plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated by this Agreement (including any Transaction Payroll Taxes).

“Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments made in connection with the transactions contemplated by this Agreement (including pursuant to the Retention Plan) and paid to any Business Employee who becomes an employee of Buyer at or after the Closing.

“Transition Services Agreement” means the Transition Services Agreement by and between Seller, the Company and Buyer, in substantially the form attached hereto as Exhibit G.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq.

(a) Each of the following terms is defined in the Section set forth opposite such term.

Term	Section
Agreement	Preamble
Authorized Action	11.01(d)
Balance Sheet Date	5.06(a)
Basket Amount	10.03(a)
Business	Recitals
Business Privacy Policies	5.13(u)
Business Service Provider	5.18(e)
Buyer	Preamble
Claim Certificate	10.04(a)
Claim Dispute Notice	10.04(b)
Closing	2.02(a)
Closing Date	2.02(a)
Closing Statement	2.03(b)
Company	Preamble
Company Closing Certificate	3.02(i)(i)

Term	Section
Company Disclosure Schedule	Article 5
Company Marks	11.03
Company Policies	5.15(a)
Company Stock	Recitals
Confidential Information	11.01(a)
Damages	10.02
Defense Election Notice	10.05(b)
Dispute Notice	2.03(b)
Dispute Notice Period	10.04(b)
DMCA	5.13(v)
Employment Loss	2.05(b)
Estimated Closing Working Capital	2.03(a)
Estimated Claim Amount	10.04(a)
Excluded Seller Employees	5.18(a)
Financial Statements	5.06(a)
Fundamental Representations	10.01
Historical Balance Sheet	5.06(a)
Historical Statements of Revenues	5.06(a)
Item of Dispute	2.03(b)
Joint Press Release	11.01(b)
Latest Balance Sheet	5.06(a)
Latest Statement of Revenues	5.06(a)
Leased Real Property	5.12(d)
Leased Real Property Leases	5.12(d)
Malicious Code	5.13(n)
Material Contract(s)	5.09(a)
Measurement Period	2.04(b)
Multiemployer Plan	5.20(d)
Non-IP Necessary Assets	5.12(c)
Party(ies)	Preamble
Permits	5.16
Post-Closing Straddle Period	8.03
Pre-Closing Straddle Period	8.03
Proceeding	5.10
Released Matters	11.05(a)
Released Parties	11.05(a)
Releasing Parties	11.05(a)
Retained Liabilities	2.05
Review Period	2.03(b)
Securities Act	7.06

Term	Section
Security Policies	5.13(u)
Seller(s)	Preamble
Seller Employee	5.18(a)
Seller Subsidiary Tax Returns	8.01(a)
Seller Supplemental Statement of Revenues	5.06(a)
Straddle Period	8.02
Tax Matters	10.02(a)
Tax Proceeding	8.05(b)
Third-Party Claim	10.05(a)
Transfer Taxes	8.08

Section 1.02 Other Definitional and Interpretative Provisions . The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. For purposes of this Agreement, the terms “made available to Buyer” or “delivered to Buyer” (or similar phrases) shall mean that (a) the Seller, the Company and/or any of their representatives has, on or prior to the date that is one (1) Business Day prior to the date of this Agreement, posted such materials to the virtual data room established by the Seller at www.rrdvenue.com, (b) Buyer or any of its representatives have acknowledged in writing (including by email) receipt of or access to such materials, (c) if not in written form, Buyer has specifically inquired as to the matter and the Seller, the Company and/or any of their representatives has responded prior to the date hereof identifying the substance of matter, (d) the Seller, the Company and/or any of their representatives has, directly or through its legal counsel, provided such materials to Buyer or its legal counsel, on or before one (1) Business Day prior to the date of this Agreement, or (e) the Seller, the Company and/or any of their representatives has made the materials available for Buyer’s inspection at the Company’s executive offices prior to the date of this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.01 Purchase and Sale. On and subject to the terms and conditions set forth in this Agreement, (a) at the Closing, Buyer shall purchase from the Seller, and the Seller shall sell, assign, convey and transfer to Buyer, all of the Company Stock owned by the Seller as such ownership is set forth on Section 5.04 of the Company Disclosure Schedule, free and clear of any Liens, restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities laws), options, warrants, calls, commitments, proxies or other contract rights and (b) in consideration of the sale of the Company Stock and the covenants and agreements of the Seller contained in Section 11.02, Buyer shall deliver to the Seller, on the Closing Date by wire transfer of immediately available funds to such account as is designated by the Seller in writing at least three (3) Business Days prior to the Closing Date, an aggregate amount equal to the Closing Payment Amount.

Section 2.02 Closing Transactions.

(a) Closing. Subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304 commencing at 10:00 a.m. on the date hereof, or at such other place or on such other date as may be mutually agreeable to the Parties. The date of the Closing is herein referred to as the “Closing Date”.

(b) Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions at or prior to the Closing:

(i) The Seller shall deliver to Buyer the original stock certificate(s) representing the Company Stock, which certificate(s) shall be accompanied by a duly executed stock power(s) in form reasonably satisfactory to Buyer;

(ii) Buyer shall deliver to the Seller the consideration specified in Section 2.01 to be delivered on the Closing Date in exchange for the Company Stock held by the Seller as set forth on Section 5.04 of the Company Disclosure Schedule; and

(iii) The Company, the Seller and Buyer shall each deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article 3.

Section 2.03 Working Capital Adjustment.

(a) At the Closing, the Seller will deliver its determination of the estimated Closing Working Capital of the Company, calculated in accordance with the calculations and methodology used in Exhibit H (the “Estimated Closing Working Capital”).

(b) Promptly, but in any event within ninety days after the Closing, Buyer shall furnish to the Seller a statement (the “Closing Statement”) setting forth the Closing Working Capital of the Company, including detailed statements of its calculation thereof. Unless within the thirty-day period following the Seller’s receipt of the Closing Statement (the “Review Period”), the Seller delivers written notice to Buyer (the “Dispute Notice”) setting forth in reasonable detail any and all items of disagreement related to the Closing Statement (each, an “Item of Dispute”), the Closing Statement shall be conclusive and binding upon the Seller and Buyer. The Seller shall cooperate fully with Buyer in connection with the preparation of the Closing Statement. After the delivery of the Closing Statement, Buyer shall cooperate fully with the Seller in connection with its review of the Closing Statement, including, without limitation, by providing the Seller and its accountants reasonable access during normal business hours to materials used in the preparation of the Closing Statement.

(c) If the Seller delivers the Dispute Notice to Buyer prior to the termination of the Review Period, Buyer and the Seller shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Closing Statement shall be modified as necessary to reflect such resolution. If all Items of Dispute are so resolved, the Closing Statement (as so modified) shall be conclusive and binding on all Parties. If any Item of Dispute remains unresolved for a period of twenty days after Buyer’s receipt of the Dispute Notice, Buyer or the Seller may submit the Item of Dispute to the Neutral Arbiter. Buyer and the Seller shall request that the Neutral Arbiter render a determination as to each unresolved Item of Dispute within thirty days after its retention, and the Parties shall cooperate fully with the Neutral Arbiter so as to enable it to make such determination as quickly and as accurately as practicable. The Neutral Arbiter’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination. The fees and expenses of the Neutral Arbiter shall be allocated to be paid by Buyer, on the one hand, and/or the Seller, on the other, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Neutral Arbiter.

(d) Within ten Business Days after the Closing Statement becomes final and binding upon the Parties in accordance with the terms of this Section 2.03:

(i) if the amount of the Closing Working Capital as reflected on the final Closing Statement is greater than the Estimated Closing Working Capital, Buyer shall make, or cause the Company to make, a cash payment by wire transfer of immediately available funds to the Seller equal to the amount of such difference; and

(ii) if the amount of the Closing Working Capital as reflected on the final Closing Statement is less than the Estimated Closing Working Capital, the Seller shall make a cash payment by wire transfer of immediately available funds to the Company equal to the amount of such difference.

Section 2.04 Seller Retained Liabilities. The Seller (or other Seller Employer, as applicable) shall remain responsible for and will discharge and perform in full when due all of the Retained Liabilities (as defined below) and, notwithstanding anything herein to the contrary, none of Buyer or any of its Affiliates (including the Company following the Closing) will assume, and no such Person will be responsible for or otherwise bear the economic burden of, any Retained Liability. “Retained Liabilities” shall mean each of the following Liabilities:

(a) except as otherwise provided in Article 8, any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability, including without limitation any Liability under Treasury Regulations § 1.1502-6 or any similar provision of state, local or foreign law) for Taxes of or with respect to the Company or the Business attributable to the Pre-Closing Tax Period;

(b) any Liability of the Seller or any of its Affiliates for any payment due or benefit owing to any Business Employee or Business Service Provider that arises prior to the Closing;

(c) any Liabilities of the Seller or any of its Affiliates accrued or arising prior to or that otherwise relate to services performed in the time period prior to the Closing for wages (including any bonus or other incentive compensation), employee benefits, accrued vacation or other accrued or vested paid time off or sick leave, assessments, severance, equity or other ownership interests, or other employment compensation for any current or former Business Employee, any Liabilities arising from the vesting of any equity grants in connection with the closing of the Contemplated Transactions, and any Liabilities (including unpaid amounts and fees) to any Business Service Providers of the Seller or any of its Affiliates accrued or arising prior to or that otherwise relate to services performed in the time period prior to the Closing and any Liability under any Seller Employee Benefit Plan accrued or arising prior to or that otherwise relate to services performed in the time period prior to the Closing;

(d) any Liability relating to or arising out of any employment related actions taken by the Seller or any of its Affiliates with respect to any current or former Business Employee on or before December 31, 2013 including, but not limited to, any adverse employment actions, corrective actions, transfers or terminations; and

(e) any Liability relating to the Retention Plan.

Section 2.05 Withholding. Each of Buyer and the Company (on behalf of Buyer) or any agent of any of the foregoing shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Seller or any other Person such amounts as each of Buyer and/or the Company or such agent is required to deduct and withhold under the Code or Applicable Law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld and remitted to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 3

CONDITIONS TO CLOSING

Section 3.01 Conditions to each Party’s Obligation. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a) Any consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been filed, made or obtained;

(b) No Proceeding shall be pending or threatened before Governmental Authority wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Company, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

(c) No order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, that the Parties shall use their commercially reasonable efforts to have any such order vacated or lifted; and

(d) No statute, rule, regulation, or order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

Section 3.02 Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions at or prior to Closing:

(a) Except for representations and warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the representations and warranties set forth in Article 5 and Article 6 hereof which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects and the representations and warranties set forth in Article 5 and Article 6 which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, in each case at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b) The Seller and the Company shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement at or prior to the Closing;

(c) Each of Noah Logan, Akshobhya Mann, Deepesh Chourey, Sal Novoa, Anthony Piracini and Predeep Ravi shall have executed and delivered Transfer Offers to Buyer, and such Transfer Offers shall be in full force and effect no later than January 1, 2014;

(d) The Seller shall have executed and delivered to Buyer each of the Ancillary Agreements to which it is a party;

(e) Buyer shall have received from each of the Company’s officers and directors a duly executed director and officer resignation letter, in a form reasonably satisfactory to Buyer;

(f) There shall have been no Material Adverse Effect;

(g) The Seller shall deliver to Buyer all corporate books and records of the Company in such Seller’s possession or under such Seller’s control, provided that Seller may retain a copy of all such books and records;

(h) All consents or approvals set forth on Schedule 3.02(h) shall have been obtained and delivered to Buyer;

(i) On or prior to the Closing Date, the Seller shall have delivered or caused to be delivered to Buyer, each of the following:

(i) a certificate duly executed by an officer of the Seller, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections 3.02(a) and 3.02(b) have been satisfied (the “Company Closing Certificate”);

(ii) certified copies of the Organizational Documents of the Company, the resolutions of the Company’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and approving the consummation of the transactions contemplated hereby and thereby;

(iii) certificate of the secretary of state of the jurisdiction in which the Company was formed, and each jurisdiction where the Company is qualified to do business, in each case dated as of a date within five Business Days of the Closing and stating that the Company is in good standing in such jurisdiction; and

(iv) a certificate certifying that the Seller is not a foreign person for purposes of Code Section 1445 or that the purchase is otherwise exempt from withholding under Code Section 1445.

Any condition specified in this Section 3.02 may be waived by Buyer; provided that no such waiver shall be effective unless it is set forth in a writing executed by Buyer or unless Buyer consummates the transactions contemplated by this Agreement without fulfillment of such condition.

Section 3.03 Conditions to the Seller’s Obligation. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article 7 which are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects and the representations and warranties set forth in Article 7 which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, in each case at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b) Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) On or prior to the Closing Date, Buyer shall have delivered to the Seller, each of the following:

(i) a certificate duly executed by an officer of Buyer, in form and substance reasonably satisfactory to the Seller, dated as of the Closing Date, stating that the preconditions specified in Sections 3.03(a) and 3.03(b) have been satisfied (the “Buyer Closing Certificate”);

(ii) the resolutions of the Buyer’s board of directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and approving the consummation of the transactions contemplated hereby and thereby; and

(iii) certificate of the secretary of state of the jurisdiction in which Buyer was formed, dated as of a date within five Business Days of the Closing and stating that Buyer is in good standing in such jurisdiction.

(d) Buyer shall have extended an offer of employment (“Transfer Offer”) to each of the Business Employees, and shall have executed and delivered the Transfer Offers, which shall be in full force and effect no later than January 1, 2014, to the Seller; and

(e) Buyer shall have executed and delivered to the Seller each of the Ancillary Agreements to which it is a party.

Any condition specified in this Section 3.03 may be waived by the Seller; provided that no such waiver shall be effective against the Seller unless it is set forth in a writing executed by the Seller or unless the Seller consummates the transactions contemplated by this Agreement without the fulfillment of such condition.

ARTICLE 4

COVENANTS AND AGREEMENTS

Section 4.01 Additional Documents and Further Assurances. Each Party hereto, at the request of another Party hereto, shall, on the Closing Date and from time to time thereafter, execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 4.02 Historical Statements of Revenues. Upon request from Buyer, the Seller shall use its commercially reasonably efforts to assist Buyer in its preparation of an income statement and identifiable balance sheet data of the Company for the two 12-month periods ended December 31, 2013 and December 31, 2012, respectively.

Section 4.03 Retention Plan. The Seller shall perform all its obligations under the Retention Plan, including, without limitation, the payment of (a) the Covered Transaction Benefit (as defined in the Retention Plan) in accordance with the timeframes set forth under the heading “Covered Transaction Benefit – Timing of Payments” of the Retention Plan and (b) the Milestone Benefit (as defined in the Retention Plan) in accordance with the timeframes set forth under the heading “Milestone Benefit – Triggering Events and Timing of Payment” of the Retention Plan.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

In addition to the representations and warranties set forth in this Article 5, the Seller shall provide a Company Disclosure Schedule (the “Company Disclosure Schedule”) setting forth any exceptions to, or any disclosures required by Article 5 or Article 6. Any reference in a particular Section or Schedule of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. Except as set forth in the Company Disclosure Schedule, each of the Company and the Seller represent and warrants to Buyer that the statements contained in this Article 5 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

Section 5.01 Organization and Power. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and corporate authority to carry on the Business as now conducted. The Company is qualified or registered to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The Seller has heretofore delivered to Buyer complete and accurate copies of the Organizational Documents of the Company as in effect on the date of this Agreement.

Section 5.02 Authorization. The Company has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors (or equivalent governing body) of the Company has duly approved this Agreement, and all other Ancillary Agreements to which the Company is a party and has duly authorized the execution and delivery of this Agreement and all other Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other Proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be subject to the Bankruptcy and Equity Exceptions.

Section 5.03 Noncontravention. Except as set forth on Section 5.03 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon any of the shares of Company Stock or the assets of the Company and/or the Business, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority, under (i) the provisions of the Organizational Documents of the Company, (ii) any Material Contract, (iii) any judgment, order or decree to which the Company and/or the Business is subject, or (iv) any law, statute, rule or regulation to which the Company and/or the Business is subject.

Section 5.04 Capitalization. Section 5.04 of the Company Disclosure Schedule accurately sets forth all of the outstanding equity interests of the Company and the holder thereof. All of the outstanding shares of Company Stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by the Seller, free and clear of all options, warrants, calls, puts, rights to subscribe, conversion rights and other Liens. All of the outstanding shares of Company Stock were issued in compliance with all Applicable Laws and the Company’s Organizational Documents. Except for this Agreement, there are no outstanding or authorized options, warrants, equity appreciation, phantom equity, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its equity interests or any rights or interests exercisable therefor. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting, dividend rights, transfer or disposition of the shares of Company Stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Company Stock. The Company is not under any contractual or other obligation to register any of its securities.

Section 5.05 Subsidiaries. The Company does not own or control, and has not owned or controlled, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other entity, nor does it have any rights or obligations with respect to the ownership or potential ownership thereof. The Company is not a participant in any joint venture or any arrangement to share revenues, profits, expenses, losses or liabilities.

Section 5.06 Financial Statements; Company Records.

(a) The Seller has made available to Buyer and attached hereto as Section 5.06(a) of the Company Disclosure Schedule: (i) the unaudited balance sheet of the Company as of September 30, 2013 (the “Latest Balance Sheet”), (ii) the unaudited balance sheet of the Company as of December 31, 2012 (the “Historical Balance Sheet”), (iii) the unaudited statements of revenues of the

Company for the 12-month period ended December 31, 2012 (the “Historical Statements of Revenues”) and (iv) the unaudited statement of revenues of the Company for the nine-month period ended September 30, 2013 (the “Latest Statement of Revenues”). Each of the foregoing financial statements (including, in each case, the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and (A) with respect to the Latest Balance Sheet and the Historical Balance Sheets, presents fairly in all material respects the assets and liabilities of the Company as of the respective dates indicated therein and (B) with respect to the Latest Statement of Revenues and the Historical Statements of Revenues, presents fairly in all material respects the revenues of the Company for the respective periods indicated therein. The date of the Latest Balance Sheet is referred to herein as the “Balance Sheet Date.” Attached hereto as Section 5.06(a)-1 of the Company Disclosure Schedule are the unaudited statements of revenues of the Company for the 12-month period ended December 31, 2012 and for the 9-month period ended September 30, 2013, each derived by Seller from the sale of Company Products and Services but not reflected in the Historical Statements of Revenues or the Latest Statement of Revenues (the “Seller Supplemental Statement of Revenues”). The Latest Statement of Revenues and the Historical Statements of Revenue, when combined with the Seller Supplemental Statement of Revenues, present fairly in all material respects the revenues of the Business for the respective periods indicated therein.

(b) Except as set forth in Section 5.06(b) of the Company Disclosure Schedule, the Company is not subject to any Indebtedness. The Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) To the Knowledge of Seller, the accounting books and records of the Company accurately and fairly reflect the activities of the Company in all material respects. The Company has not engaged in any material transaction, maintained any bank account or used any material amount of corporate funds, except for transactions, bank accounts or funds which have been and are (i) reflected in the normally maintained accounting books and records or (ii) reflected in the financial statements described in Section 5.06(a). The Company’s records and minute books have been made available to Buyer and, to the Knowledge of Seller, accurately and fairly reflect in all material respects, all minutes of meetings, resolutions and other material actions and proceedings of the Company and its stockholders and board of directors (or equivalent governing body) and all committees thereof and all issuances, transfers and redemptions of equity interests of the Company, in each case, since May 2, 2011.

Section 5.07 Absence of Certain Changes. Since the Balance Sheet Date, neither the Company nor the Business has suffered a Material Adverse Effect. Additionally, since the Balance Sheet Date, except as contemplated by this Agreement or as set forth on Section 5.07 of the Company Disclosure Schedule, each of the Seller and the Company has conducted the Business in all material respects in the Ordinary Course of Business and none of the Company, the Business or, with respect to the Business, the Seller or any of its Affiliates has:

(a) suffered any theft, damage, destruction or casualty loss in excess of $50,000 in the aggregate to its assets, whether or not covered by insurance;

(b) redeemed or repurchased, directly or indirectly, any equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any of its equity securities;

(c) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into its equity securities, or options or other rights to acquire its equity securities;

(d) taken any actions which may materially compromise the value of the Company and/or the Business or the assets of the Company and/or the Business, including declaring or making any dividend or distribution to the Seller or any other person or factoring or selling any accounts receivable;

(e) borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except current liabilities incurred in the Ordinary Course of Business and not constituting Indebtedness;

(f) discharged or satisfied any Lien or paid any Liability (other than Liabilities paid in the Ordinary Course of Business), prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien;

(g) sold, leased, licensed, encumbered, assigned or transferred (including, without limitation, transfers to the Seller) any of its intangible or material tangible assets (including Intellectual Property Rights, except for non-exclusive licenses to customers in the Ordinary Course of Business) or disclosed any confidential information (other than pursuant to agreements requiring the person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of the Company in such confidential information);

(h) waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course of Business;

(i) entered into, amended or terminated any Material Contract or entered into any other material transaction, or materially changed any business practice (other than in the Ordinary Course of Business);

(j) made, granted or promised any bonus or any wage, salary or compensation increase to any Business Employee or Business Service Provider or made, granted or promised any increase in respect of any Business Employee in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement covering any Business Employee, in all cases, outside of the Ordinary Course of Business);

(k) made any grant or commitment to grant any retention, severance or termination payment to any Business Employee or Business Service Provider;

(l) made any other material change in employment terms for any Business Employee other than routine increases in wages, salary, compensation or benefits in the Ordinary Course of Business;

(m) conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to maintenance of working capital balances, and reserves, collection of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and credit policies);

(n) made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company and/or the Business, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company and/or the Business, or took any other similar action, or omitted to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would reasonably be expected to have the effect of materially increasing the Tax liability of the Company, the Business and/or Buyer for any period after the Closing Date;

(o) made any capital expenditures that aggregate in excess of $50,000;

(p) made any loans or advances to (other than routine advances for business expenses), or guarantees for the benefit of, any Persons;

(q) amended or modified or authorized any amendment or modification to the Company’s Organizational Documents;

(r) instituted or settled any Proceeding;

(s) granted any performance guarantee to any of the customers of the Company and/or the Business;

(t) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or equity or acquired any other material assets other than in the Ordinary Course of Business; or

(u) committed or agreed to any of the foregoing.

Section 5.08 No Undisclosed Material Liabilities.

(a) There are no Liabilities of the Company and/or the Business other than: (i) as reflected in, reserved against or disclosed in the Latest Balance Sheet; (ii) Liabilities disclosed in Section 5.08(a) of the Company Disclosure Schedule; (iii) obligations to perform the executory portions of Material Contracts or Contracts posted to the virtual data room, in each case, to which the Company is a party; and (iv) Liabilities for the Transaction Expenses; and (v) as incurred in the Ordinary Course of Business since the Balance Sheet Date which, individually or in the aggregate, are not material to the Company and/or the Business.

Section 5.09 Material Contracts.

(a) Section 5.09 of the Company Disclosure Schedule contains a complete and accurate list of all Contracts referred to in clauses (i) through (xv) below, inclusive, of this Section 5.09(a) (with specific reference to the subsection of this Section 5.09(a) to which it relates) to which the Company is a party and/or which relate to or are used in the operation of the Business as currently conducted or as proposed to be conducted (each Contract required to be disclosed hereunder, a “Material Contract” and, collectively, the “Material Contracts”), complete and accurate copies of which have been made available to Buyer:

(i) any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by or on behalf of the Company and/or the Business of $50,000 or more or (B) aggregate payments by or on behalf of the Company and/or the Business of $100,000 or more, except for, in the case of either (A) or (B), such agreements with Business Service Providers cancellable without penalty on ninety (90) or less days notice;

(iii) any sales, partnering, development, reseller or other similar agreement providing for the sale by or on behalf of the Company and/or the Business of products, services or other assets that provides for either (A) annual payments to or for the benefit of the Company and/or the Business of $50,000 or more or (B) aggregate payments to or for the benefit of the Company and/or the Business of $100,000 or more;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(vii) any (A) option, franchise or similar agreement, (B) Inbound Licenses, or (C) Outbound Licenses;

(viii) any agreement (other than Outbound Licenses and Inbound Licenses) relating to the conception, development, authoring, creation, or reduction to practice of any component of the Company Products and Services by a third party;

(ix) any agency, dealer, sales representative, distribution, reseller, marketing or other similar agreement;

(x) any agreement that (A) limits the freedom of the Company and/or the Business to compete in any line of business or against any Person or in any area or which would so limit the freedom of the Company and/or the Business after the Closing Date or (B) provides for pricing or other contract terms on a “most favored nations” or similar basis;

(xi) any agreement with (A) the Seller or any of its Affiliates, or (B) any director or officer of the Company, the Seller or any of their respective Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

(xii) any indemnification agreements, other than in connection with commercial transactions in the Ordinary Course of Business;

(xiii) any contract with a Governmental Authority;

(xiv) general powers of attorney;

(xv) confidentiality and non-disclosure agreements, other than those entered into in the Ordinary Course of Business that are not individually material; or

(xvi) any other agreement, commitment, arrangement or plan not made in the Ordinary Course of Business and not otherwise disclosed in clauses (i) through (xiv) above, that if terminated or breached would be reasonably expected to have a Material Adverse Effect on the Company.

(b) Except as set forth on Section 5.09(b) of the Company Disclosure Schedule, (i) each Material Contract is a valid and binding agreement of the Company, except as limited by the Bankruptcy and Equity Exceptions, and is in full force and effect, (ii) none of the Company, the Seller and/or any of the Seller’s Subsidiaries party to any Material Contract, as applicable, or, to the Knowledge of the Seller, any third party that is party to such Material Contract, is in default or breach in any material respect under the terms of such Material Contract and (iii) to the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default under any Material Contract. Complete and accurate copies of each Material Contract (together with all amendments, modifications, extensions and other agreements with respect thereto) have been made available to Buyer. To Seller’s Knowledge, each Material Contract has been entered into on an arms-length basis.

(c) Section 5.09(c)(i) of the Company Disclosure Schedule sets forth the names of (i) the twenty vendors or suppliers and (ii) the twenty customers to whom the Seller and/or its Affiliates, directly or indirectly, paid or received the greatest sum of money in respect of services, products or materials provided to or from the Company and/or the Business, as applicable, during the year ended December 31, 2012 and during the 11-months ended November 30, 2013. Since December 31, 2012, none of the partners or customers listed in Section 5.09(c)(i) of the Company Disclosure Schedule has canceled, materially reduced or otherwise terminated its business with the Company and/or the Business or has notified the Company and/or the Seller that it is canceling, materially reducing or otherwise terminating its business with the Company and/or the Business or that it intends to cancel, materially reduce or otherwise terminate its relationship with the Company and/or the Business. Section 5.09(c)(ii) of the Company Disclosure Schedule sets forth the top five Reseller Customers (as such term is defined in that certain Master Resale Agreement, dated as of February 1, 2012 (as the same may be amended, assigned or otherwise modified from time to time), as between the Seller and Broadcast Interactive Media, LLC), including the full legal name of each such Reseller Customer.

Section 5.10 Litigation. Except as set forth on Section 5.10 of the Company Disclosure Schedule, there is no action, suit, investigation, claim, arbitration, inquiry, review or proceeding (“Proceeding”) pending against, or to the Knowledge of the Seller, threatened against or affecting, the Company and/or the Business before any arbitrator or any Governmental Authority and, to the Knowledge of the Seller, no event has occurred and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as the basis for the commencement of such Proceeding against the Company and/or the Business. There is no order, writ, injunction, judgment or decree to which the Company and/or the Business, or any of the assets owned or used by the Company and/or the Business, is subject. To the Knowledge of the Seller, no officer of the Company or other Business Employee is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Business Employee from engaging in or continuing any conduct, activity or practice relating to the Business.

Section 5.11 Compliance with Laws and Court Orders. The Company and the Business is in compliance in all material respects with any Applicable Law to which it or its assets or properties is subject. To the Knowledge of the Seller, neither the Company nor the Business is under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law.

Section 5.12 Assets and Properties; Leased Real Property.

(a) Except for the property and assets provided to the Company by Seller pursuant to the Ancillary Agreements, the Company has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Latest Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the Ordinary Course of Business. None of such property or assets is subject to any Lien, except for Permitted Liens.

(b) There are no events affecting any such property or assets pending or, to the Knowledge of the Company threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

(c) Except as set forth in Section 5.12(c) of the Company Disclosure Schedule, the properties and assets (whether real, personal, tangible or intangible) that are either (i) owned, leased or licensed by the Company, or (ii) the benefits of which are otherwise provided to the Company by the Transition Services Agreement or other Ancillary Agreements for the duration of such agreements, constitute all of the assets and properties necessary to operate the Business or otherwise used by the Seller (either directly or indirectly) during the past twelve months in the conduct of the Business (the “Non-IP Necessary Assets”); provided, however that none of the foregoing are representations of non-infringement of the Intellectual Property Rights of any third Person.

(d) Section 5.12(d) of the Company Disclosure Schedule sets forth a list of all real property leased, subleased, licensed or otherwise occupied by the Company and/or used in the Business (the “Leased Real Property”). All Leased Real Property is leased or subleased by the Company or Seller pursuant to the leases or other agreements also listed in Section 5.12(d) of the Company Disclosure Schedule (together with all amendments, modifications, extensions and other agreements with respect thereto, the “Leased Real Property Leases”). Each Leased Real Property Lease is in full force and effect against the Company or Seller, as applicable, and, to the Knowledge of the Seller, against each other party thereto, and is unmodified. The Company or Seller, as applicable, has a good and valid leasehold interest in each Leased Real Property, free and clear of Liens except for Permitted Liens. The Company or Seller, as applicable, is not, and, to the Knowledge of the Seller, no other party thereto is, in default under any Leased Real Property Lease, and the Company or Seller, as applicable, has not received written notice of any breach or default thereunder, or cancellation or termination thereof. There are no conditions, events or circumstances which with notice or lapse of time, or both, would constitute a material breach or material default by the Company or Seller, as applicable, or, to the Knowledge of the Seller, any other party thereto, under any Leased Real Property Lease. The Company and Seller have made available to Buyer a complete and accurate copy of each Leased Real Property Lease.

(e) The Company does not own any real estate plants, buildings or structures. The equipment and the structures and fixtures on the Leased Real Property owned by the Company have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present uses.

(f) The Leased Real Property constitutes all real property held or used by the Company and/or the Seller to conduct, operate or manage the Business.

Section 5.13 Intellectual Property.

(a) Registered IP. Section 5.13(a) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Company Registered IP, (ii) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person (including Seller and/or any of its Affiliates) that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest, and (iv) all material unregistered trademarks used exclusively in connection with the Business. The Seller has made available to Buyer complete and accurate copies of all applications, correspondence with Governmental Authorities with respect to each such item of Company Registered IP.

(b) Ownership. To the Knowledge of the Company, the Company exclusively owns all right, title and interest in and to the Company Intellectual Property free and clear of any Liens. Each Person who is or was a Business Employee or contractor of the Company and who is or was involved in the creation or development of any Company Intellectual Property has signed an enforceable agreement containing an assignment to the Company (whether directly or through Seller) of all Intellectual Property Rights in such Person’s contribution to the Company Intellectual Property and a waiver (to the extent waivable under applicable law) of any rights that such Person may have in the Company Intellectual Property that cannot be assigned as a matter of law (such as moral rights). The Seller did not assign any of the foregoing Intellectual Property Rights to any Person and, as of the effective date of this Agreement, to the Knowledge of Seller, the Company owns all such Intellectual Property Rights. To the Knowledge of the Seller, no Business Employee is (i) bound by or otherwise subject to any Contract restricting such Business Employee from performing their duties for the Company and/or the Business, (ii) in breach of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party or with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to their activities as a Business Employee, or (iii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Seller and/or any of its Affiliates that is subject to any agreement under which such Business Employee has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or other proprietary work. To the Knowledge of the Seller, neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under any Contract of the type described in clause (ii) of the immediately preceding sentence.

(c) Payment Obligations. Section 5.13(c) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which the Company is obligated to pay royalties, fees, commissions or other amounts (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the license or distribution of any Company Software or the use of any Company Intellectual Property or Licensed Intellectual Property.

(d) Registration; Validity. To the Knowledge of Seller and the Company, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any of the Company Registered IP invalid or unenforceable, or would affect any pending application for any Company Registered IP. The Seller and/or the Company have made all filings and payments and taken all other actions required to be made or taken to maintain each item of Company Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the Knowledge of Seller, threatened, in which the scope, validity or enforceability of any Company Registered IP is being, has been, or could reasonably be expected to be, contested or challenged. All filings, payments, and other actions required to be made or taken to maintain each item of Company Registered IP in full force and effect have been made by the applicable deadline. No application for a patent or a material copyright, or trademark registration filed by or on behalf of the Seller or any of its Affiliates with respect to the Business has been abandoned, allowed to lapse or rejected. The Company has not, and none of the Seller or any of its Affiliates with respect to the Business has, engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP. The Company, the Seller and, to the Knowledge of the Seller and the Company, their patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to any patents included in the Company Registered IP. Section 5.13(d) of the Company Disclosure Schedule sets forth a detailed listing with respect to each item of Company Registered IP and all actions, filings and payment obligations due to be made to any Governmental Authority within ninety (90) days following the Closing Date in order to avoid prejudice to, impairment or abandonment of such Company Registered IP.

(e) Third Party IP and Inbound Licenses. Section 5.13(e) of the Company Disclosure Schedule accurately identifies (i) all Intellectual Property Rights licensed to the Company (other than Intellectual Property Rights embodied by any non-customized Software that constitutes any of the following: (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use Software license, (B) is not incorporated into, or used directly in the development, manufacturing, testing, distribution, or support of, any Company Products and Services, or (C) is generally available on standard terms for less than $25,000 per annum for a term license or in total consideration for a perpetual license (“Inbound Licenses”)); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights is licensed to the Company; and (iii) whether the license or licenses granted to the Company are exclusive.

(f) Outbound Licenses. Section 5.13(f) of the Company Disclosure Schedule accurately identifies (i) each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property (other than non-exclusive, internal use, object code software licenses granted to end user customers in the Ordinary Course of Business pursuant to the Seller’s or the Company’s standard form of end user license agreement, the form of each of which has been made available to Buyer (“Outbound Licenses”)), and (ii) whether the licenses, rights, and interests so granted, received, or acquired are exclusive.

(g) Infringement of Company Intellectual Property Rights. To the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property Rights. Neither the Seller nor any of its Affiliates has brought any action, suit or proceeding for infringement, misappropriation, or violation of any Company Intellectual Property Rights.

(h) Effect of Transaction. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of or Lien on, any Company Intellectual Property; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Technology or Intellectual Property Right that would not have been granted, assigned or transferred in the absence of this Agreement.

(i) Sufficiency. The Company Intellectual Property and Licensed Intellectual Property, together with the Technology and Intellectual Property Rights provided to the Company under the Transition Services Agreement or other Ancillary Agreements (for the duration of those agreements), constitute all of the Technology and Intellectual Property Rights used in or necessary for the conduct of the Business as currently conducted, free and clear of any Liens; provided, that the foregoing is not a non-infringement representation or warranty. Neither the Seller nor any of its Affiliates has transferred ownership of or exclusively licensed any Company Intellectual Property to any third party.

(j) Non-infringement. To the Knowledge of the Seller and the Company, the Company has not, and none of the Seller or any of its Affiliates has with respect to the Business, infringed, misappropriated or otherwise violated any Intellectual Property Right of any third Person. To the Knowledge of the Seller and the Company, the operation of the Business as currently conducted has not and does not infringe, misappropriate or otherwise violate the Intellectual Property Right of any third Person, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Except as set forth on Section 5.13(j) of the Company Disclosure Schedule, no infringement, misappropriation or similar claim or proceeding is pending or, to the Knowledge of the Seller threatened, against the Company or any Person who may be entitled to be indemnified or reimbursed by the Company with respect to such claim or proceeding. Except as set forth on Section 5.13(j) of the Company Disclosure Schedule, the Company has not received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person. The Company has not received any “cease and desist” letter that involves its use of Intellectual Property Rights, or unsolicited written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property Rights owned by a third party.

(k) Development Obligations. The Company has no unfulfilled obligation under any Contract to develop any deliverables for the Seller or a third party.

(l) Trade Secrets. All employees and contractors of the Company, Seller or its other Affiliates that have been or will be involved in the conception, development, authoring, creation, or reduction to practice of any Company Intellectual Property have executed agreements to maintain the confidentiality of all trade secrets and confidential information of the Company. Seller and its Affiliates have taken reasonable measures to protect the confidentiality of trade secrets and confidential information used in the Business.

(m) Malicious Code. No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Seller and the Company have implemented, and Company maintains, reasonable measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans and for taking and storing on-site and off-site back-up copies of Company Software.

(n) Source Code. Except as set forth on Section 5.13(n) of the Company Disclosure Schedule, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. Neither the Seller nor any of its Affiliates has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. The execution and performance of this Agreement will not result in a release from escrow or other delivery to a third party of any source code of Company Software.

(o) Use of Open Source. Section 5.13(o) of the Company Disclosure Schedule contains a true, complete, and accurate list of: (i) each item of Open Source Software that is used in Company Products and Services, including which major functional component of the Company Product and Services the Open Source Software is used in; (ii) the corresponding Open Source License pursuant to which the Company uses such Open Source Software; (iii) the URL or other source from which the Company obtained such Open Source Software; and (iv) whether the Open Source Software is distributed by the Company.

(p) Open Source Compliance. The Company has not, and neither the Seller nor any of its Affiliates has with respect to the Business, used, modified, distributed, or otherwise undertaken any act or omission with respect to any Open Source Software that would be likely to result in any claim that any software code associated with or contained in the Company Software, in whole or in part, is (i) required to be made available to any third party in source code form, (ii) required to be licensed to any third party for the purpose of modification or redistribution, (iii) required to be licensed to any third party at no charge or (iv) required to be made subject to the terms and conditions of any Open Source License. The Company is, and the Seller and each of its Affiliates is with respect to the Business, in compliance with the terms and conditions of, and have complied with the obligations set forth in, the Open Source Licenses under which it has received any Open Source Software, including all obligations regarding attribution notices, copyright statements, disclaimers, license terms, source code availability, and marking requirements; provided, that the foregoing is not a non-infringement representation or warranty.

(q) Funding Sources. No funding, facilities or personnel of any Governmental Authority or any public or private university, college or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property.

(r) Standards Bodies. Neither the Seller nor any of its Affiliates are or have ever been a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Seller or such Affiliate to grant or offer to any other Person any license or right to any Company Intellectual Property.

(s) Product Warranties. The Seller has provided Buyer a complete and accurate listing of all product warranty claims received and logged by the Seller or any of its Affiliates regarding any Company Software, including a listing of the resolution of all such product warranty claims, other than customer support tickets received in the Ordinary Course of Business.

(t) Privacy:

(i) Information Security/Internal Policies and Procedures. The Company has in place, and Seller and Company have taken, steps reasonably designed to assure material compliance with data security policies and procedures of the Company and the Business, which policies and procedures have been provided or disclosed to Buyer (the “Security Policies”).

(ii) Information Security; Third Party Storage and Handling; Confidentiality. The Company and Seller have taken steps reasonably designed to ensure that all material Contracts with third parties that have access to Personal Data include requirements with respect to such third party’s handling of Personal Data that are materially consistent with the Security Policies and otherwise sufficient to meet the Company’s obligations under Privacy and Security Laws and the Company’s other material contractual obligations, including any confidentiality obligations. To the Knowledge of the Seller, the Company is not in breach of any material contractual obligation to secure or otherwise safeguard Personal Data it receives in connection with the provision of Company Products and Services.

(iii) Information Security; No Unauthorized Access or Acquisition. The Company or the Seller have made all notifications to customers or individuals required to be made by the Company and/or the Seller (relating to the Business) by any Privacy and Security Laws arising out of or relating to any event of access to or acquisition of any Personal Data by an unauthorized Person, including third parties and Business Employees acting outside of the scope of their authority or authorization in a manner which is otherwise unlawful.

(iv) Privacy Policy and Practices. True and correct copies of all applicable current internal and customer or user-facing privacy policies applicable to the Business (collectively, “Business Privacy Policies”) have been provided to Buyer. The Seller and each of its Affiliates have complied in all material respects with all Privacy and Security Laws in connection with the Business. No disclosures made or contained in any Business Privacy Policy to any customer or, to the Knowledge of the Seller, made by a customer to any user of the products or services of the Business, have been inaccurate or in violation of any Privacy and Security Laws in any material respect. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Buyer’s or the Company’s possession or use of the Personal Data will result in any violation of any Business Privacy Policy or any Privacy and Security Laws.

(v) Privacy Practices; No Proceedings. To the Knowledge of the Seller, there is no complaint to or audit, Proceeding, investigation (formal or informal) or claim currently pending against, the Company and/or the Business by (A) any private party or (B) any Governmental Authority, with respect to the collection, use, storage or disclosure of Personal Data. Neither the Seller nor any of its Affiliates have received any complaint, inquiry or investigative demand regarding the collection, use, processing, storage or disclosure of Personal Data by the Company and/or the Business.

(vi) Opt-Out Compliance. The Company has abided by any applicable opt-out requests related to Personal Data or otherwise required by Privacy and Security Laws.

(u) Digital Millennium Copyright Act. The Company conducts and has conducted the Business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”) and by any substantially similar Applicable Law in any other jurisdiction in which the Business is conducted, including by informing users of such policy, designating an agent for notice of infringement claims, registering such agent with the United States Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA or such other Applicable Law.

Section 5.14 Information Technology.

(a) Copies or details of all licenses and leases relating to the IT Systems that are owned by, or licensed or leased to, the Company are listed in Section 5.14 of the Company Disclosure Schedule. The Company is the legal and beneficial owner of, or has a contractual right to use such IT Systems free from Liens, except for Permitted Liens, and has not, in the twelve months prior to the date of this Agreement, received written notice from a third party alleging that the Company is in default under licenses or leases relating to such IT Systems.

(b) None of the maintenance and support agreements for the IT Systems owned by, or licensed or leased to, the Company will be terminable as a result of the execution or completion of this Agreement. The information technology systems and services provided to the Company under the Transition Services Agreement or other Ancillary Agreements (for the duration of those agreements) together with the IT Systems owned, licensed or leased by the Company constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the current requirements of the Business with regard to information and communications technology, data processing and communications.

(c) The Company has in effect reasonable back-up and disaster recovery plans, procedures and facilities for the Business, and the Seller and its Affiliates have taken reasonable steps to safeguard the security and the integrity of the IT Systems. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security with respect to the IT Systems. Except as set forth in Section 5.14 of the Company Disclosure Schedule, in the 12 months prior to the date of this Agreement, there has been no failure or other material substandard performance of any IT System that has cause any material disruption to the Business.

Section 5.15 Insurance Coverage.

(a) Section 5.15(a) of the Company Disclosure Schedule sets forth a complete list of all insurance policies or binders of fire, liability, workers’ compensation, motor vehicle, directors’ and officers’ liability, property, casualty, life and other forms of insurance owned by the Company or under which the assets or properties of the Company and/or the Business are insured (regardless of whether the premiums are paid by the Company) (collectively, the “Company Policies”). The Seller has made available to Buyer correct and complete copies of such policies and binders and all pending applications for any such policies or binders.

(b) All Company Policies are in full force and effect and, with respect to providing coverage under such Company Policies for the Company and/or the Business, will be cancelled and terminated as of the Closing Date. As of the date of this Agreement, with respect to the Company Policies, there are no pending claims relating to the Company and/or the Business against such insurance by the Seller or any of its Affiliates as to which the insurers have denied coverage.

Section 5.16 Licenses and Permits. Section 5.16 of the Company Disclosure Schedule contains a complete and accurate listing and summary description of all permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar rights (a) owned or possessed by the Company or (b) used, or relied upon on, by the Seller or any of its Affiliates in the conduct of the Business (collectively, the “Permits”). Except as indicated in Section 5.16 of the Company Disclosure Schedule, (i) the Company owns or possesses all right, title and interest in and to each of the Permits and (ii) the consummation of the transactions contemplated by this Agreement will not require any consent, renewal or notice with respect to any such Permit. The Seller and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of each of the Permits. No loss or expiration of any Permit is pending or, to the Knowledge of the Seller, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby. Other than the Permits, no other permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar rights are necessary to operate the Business.

Section 5.17 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Seller or any of its Affiliate who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.18 Employees.

(a) Section 5.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Business Employees, excluding, however, any employee of the Seller or any of its Affiliates (other than any employee set forth on Schedule 5.18(a)) that performs an administrative function for the Company and/or the Business (e.g., human resources, finance, accounting) and devotes less than 30% of his or her total working time to the Company and/or the Business (the “Excluded Seller Employees”), identifying for each Business Employee such employee’s (i) company identification number, (ii) principal location, (iii) job title or description, (iv) date of hire or service date, (v) base salary or wage rate, (vi) incentive compensation such as commission or other cash compensation, bonus opportunity and equity or equity-based award opportunity, (vii) whether such employee is classified as exempt or non-exempt by the employing entity (whether the Seller, the Company or any other Affiliate of the Seller, as applicable, the “Seller

Employer”) and under applicable wage and hour laws, (viii) accrued vacation balance and other paid time off, and (ix) each Seller Employee Benefit Plan in which such employee participates or is eligible to participate. Other than as set forth on Section 5.18(a) of the Company Disclosure Schedule, the Company does not employ, and has not employed, any Person, either as an employee or other service provider. Other than the Business Employees and Business Service Providers, no Person is employed or provides services to the Business (whether temporary or permanent and whether under a Contract of service or Contract for services and whether on leave of absence or disability). Section 5.18(a) of the Company Disclosure Schedule accurately identifies each Business Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

(b) All of the current Business Employees have the legal right to perform services for the Company without condition in accordance with local immigration, work permit and similar Applicable Laws and regulations. Section 5.18(b) of the Company Disclosure Schedule contains a complete list of all Business Employees who are currently working for a Seller Employer under a visa or for whom the Seller Employer has filed or is in the process of filing any forms of immigrant or non-immigrant work visas, including current status and current visa type, expiry date of current visa or work authorization document and pending filings that are awaiting approval (including name and contact information of the Person handling the filings on behalf of the Seller Employer).

(c) To the Knowledge of the Seller, no current Business Employee has expressed an intention to or intends to terminate his or her employment with a Seller Employer, or, subsequent to the Closing, with Buyer or any of its Affiliates. The services provided by each Business Employee are terminable at the will of the Company, without any obligation to provide any particular form or period of notice prior to termination and without incurring any Liability or obligation other than the payment of accrued salary, wages and vacation.

(d) The Seller has delivered or made available to Buyer accurate and complete copies of all employee manuals and handbooks and employment policy statements relating to the employment of each Business Employee. To the Knowledge of the Seller and except as would not be material, no Business Employee is, was or could reasonably be deemed to be or have been improperly classified as exempt under applicable wage and hour laws. Neither the Seller nor any of its Affiliates has ever had any leased Business Employees.

(e) Other than the Business Employees and the Excluded Seller Employees, there is no Person providing services used in or related to the Business who is or could reasonably be deemed an employee of any Seller Employer, and all other Persons providing services primarily used in or related to the Business for or on behalf of the Company (each a “Business Service Provider”) have been properly classified as independent contractors under Tax, employment and other Applicable Laws. No Business Service Provider nor any Governmental Authority has made or, to the Knowledge of the Seller, threatened any claim that such Business Service Provider is misclassified or should be considered an employee of the Company, the Seller or any other Subsidiary of the Seller (whether under applicable Law, any service agreement or otherwise). Section 5.18(e) of the Company Disclosure Schedule contains a correct and complete list of all individual and entity Business Service Providers, identifying the Business Service Provider’s name, the entity

(whether the Company, the Seller or any other Subsidiary of the Seller) that engaged the services of such Business Service Provider, the date as of which such independent contractor was originally engaged by such entity, contract duration, fee rate and other cash compensation entitlement, and the aggregate dollar amount of the compensation (including all payments or benefits of any type, other than equity awards) received by such independent contractor from such entity with respect to services performed since January 1, 2013. In the case of any entity Business Service Providers, Section 5.18(e) of the Company Disclosure Schedule contains a correct and complete list of all individuals providing services through an entity Business Service Provider and a brief description of the services performed. There are no current Business Service Providers who have ever provided services to the Seller, the Company or any other Subsidiary of the Seller as an employee.

Section 5.19 Labor Matters.

(a) With respect to the Business Employees, the Company has never been, a party to or bound by any collective bargaining agreement, or other Contract with a labor union, works council or similar organization, nor is any such agreement presently being negotiated, nor is there any duty on the part of the Company to bargain with, consult with, or obtain the approval of, any labor union, works council or similar organization or labor-related Governmental Authority prior to the execution of this Agreement or as a condition to closing the Contemplated Transactions. No labor union, works council or similar organization has been certified to represent any Business Employee or to the Knowledge of the Seller or the Company, has applied to represent or is attempting to organize so as to represent such Business Employees. To the Knowledge of the Company, the Company is not engaged in and has never been engaged in, any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or conducted by any current or former Business Employee.

(b) With regard to the employment of current Business Employees, the Company is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, employee safety and health, and wages and hours. There are no actions, suits, claims, administrative matters, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated, relating to any current Business Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company is in compliance with and, since January 1, 2012, has not incurred any liability or obligation under the WARN Act or any other similar U.S. state or local law, or applicable foreign country law, that remains unsatisfied.

(c) The Company is not delinquent in payments to any current or former Business Employee or to any Business Service Provider, for any wages (including overtime pay), salaries, commissions, bonuses, fees or other compensation for any services performed for the Business through the date of this Agreement. The Company has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current Business Employee (other than routine payments to be made in the Ordinary Course of Business).

(d) To the Knowledge of the Company, no Business Employee is in violation of any material term of any employment agreement, noncompetition agreement, confidentiality and inventions assignment agreement or any restrictive covenant to a former employer relating to the right of any such Business Employee to be employed by a Seller Employer because of the nature of the Business conducted or to the use of trade secrets or proprietary information of others. No Business Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (i) the performance by such employee of any of his or her duties or responsibilities as a Business Employee.

Section 5.20 Employee Benefit Plans.

(a) Section 5.20(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Seller Employee Benefit Plan (whether or not such Seller Employee Benefit Plan is still maintained). True, correct and complete copies of each material Seller Employee Benefit Plan have been furnished to Buyer. Except for the reimbursement of Business Employee expenses as set forth in the Loaned Employee Agreement, on and after the Closing Date, none of the Company, Buyer and any of their ERISA Affiliates (as such ERISA Affiliates are determined following the Closing Date) shall have any liability with respect to any Seller Employee Benefit Plan.

(b) Each Seller Employee Benefit Plan that any current or former Business Employee has participated in has been maintained in material compliance with its terms and with the material requirements prescribed by Applicable Law, including ERISA and the Code.

(c) Neither the Company nor any ERISA Affiliate (i) sponsors, maintains or otherwise contributes to, or at any time has sponsored, maintained or contributed to, or has any Liability with respect to any Seller Employee Benefit Plan that is a “defined benefit plan” as defined in ERISA § 3(35), is subject to Title IV of ERISA or is subject to the minimum funding requirements of section 412 of the Code or (ii) has ever maintained, established, sponsored, participated in or contributed to, any Seller Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under the Code in which stock of the Company or any of their ERISA Affiliates is or was held as a plan asset.

(d) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or at any time has sponsored, maintained or contributed to, or has otherwise had any Liability (including withdrawal liability as defined in ERISA § 4201) under or with respect to (i) any “multi-employer plan” as defined in ERISA § 3(37), (ii) any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or one of its ERISA Affiliates would have Liability under Section 4063 or 4064 of ERISA, or (iii) any multiple employer plan or any plan described in Section 413(c) of the Code. No Seller Employee Benefit Plan covers current or former Business Employees residing outside of the United States.

(e) The Company has no current or projected Liability in respect of post employment or post retirement health, medical or life insurance or other employee welfare benefits for retired, former or current Business Employees, except as required under COBRA or similar state law, and none of the Seller, the Company nor any ERISA Affiliate of the Seller has ever represented, promised or contracted (whether in oral or written form) to any Business Employee (either individually or to employees as a group) or any other Person that such employees or other Person would be provided with life insurance, health, medical or other employee welfare benefits, except to the extent required by Applicable Law. Neither the Seller nor the Company have any unsatisfied obligations to any current or former Business Employees (or their qualified beneficiaries) pursuant to COBRA, HIPAA or any state or statutory local law governing health care coverage or extension.

(f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or service) (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due or paid to any current Business Employee (other than the payment of accrued vacation or paid time off), (ii) result in any forgiveness of indebtedness with respect to the Business Employees, or (iii) result in the acceleration of the time of payment or vesting of any such benefits with respect to the Business Employees, except as required under Section 411(d)(3) of the Code.

(g) There is no Seller Employee Benefit Plan or other contract, agreement, plan or arrangement with a Business Employee to which the Seller, the Company or any ERISA Affiliate is a party to that, individually or collectively and as a result of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party (whether alone or upon the occurrence of any additional or subsequent events but relating solely to the transactions contemplated by this Agreement), would reasonably be expected to give rise to the payment of any amount that could be considered an “excess parachute payment” within the meaning of Section 280G of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5) of the Code).

Section 5.21 Environmental Matters.

(a) No written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no Proceeding is pending or, to Knowledge of the Seller, threatened by any Governmental Authority or other Person with respect to any matters (i) relating to the Company and/or the Business and (ii) relating to or arising out of any Environmental Law. There are no material Liabilities of or relating to the Company and/or the Business arising under or relating to any Environmental Law or any Hazardous Substances, and to Knowledge of the Seller there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such Liability. To Knowledge of the Seller, no Hazardous Substances have been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by the Company and/or the Business. Each of the Company and the Business is and has at all times since May 2, 2011 been in compliance in all material respects with all Environmental Laws and has obtained and are in compliance in all material respects with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Seller has Knowledge in relation to the Business of the Company or any property or facility now or previously owned, leased or operated by the Company which has not been delivered to Buyer at least ten (10) calendar days prior to the date hereof.

Section 5.22 Tax Matters.

(a) Except as set forth in Section 5.22(a) of the Company Disclosure Schedule, all material Tax Returns required to be filed by or with respect to the Company have been duly and timely filed. All such Tax Returns are complete and accurate in all material respects. All material Taxes owed by the Company or for which the Company may be liable that are or have become due have been paid in full (whether or not shown on any Tax Return). The Company is not currently the beneficiary of any extension of time within which to file any Tax Return related to the Business (other than an automatic extension not requiring the consent of a Taxing Authority). No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction in connection with the conduct of the Business. There are no Liens (other than Permitted Liens) on any of the assets of the Company that arose in connection with any failure or alleged failure to pay any Tax.

(b) The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) do not as of the date of this Agreement exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(c) The Seller has delivered or made available to Buyer complete and accurate copies of all material Tax Returns of the Company filed since May 1, 2011. The Seller has made available to Buyer complete and accurate copies of all private letter rulings, determination letters, closing agreements and other correspondence issued by or received from the IRS or any other Taxing Authority with respect to Tax matters of the Company.

(d) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Taxing Authority. No audit, assessment or other action for or relating to any liability in respect of Taxes of the Company has been commenced or, to the Knowledge of Seller, threatened, and there are no matters under discussion with any Taxing Authority, or known to the Seller or the Company, with respect to Taxes that are reasonably likely to result in an additional liability for Taxes with respect to the Company. Neither the Seller nor the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains currently in effect, nor has any request been made in writing for any such waiver or extension. No power of attorney with respect to any Taxes of the Company has been executed or filed with any Taxing Authority.

(e) All material elections with respect to Taxes affecting the Company as of the date hereof, to the extent such elections are not shown on the Tax Returns that have been delivered or made available to Buyer, are set forth in Section 5.22(e) of the Company Disclosure Schedule.

(f) The Company will not be required to include any item of income in, or exclude any deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) change in method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in section 7121 of the Code executed on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(g) The Company shall not be bound by any Tax Sharing Agreements, Tax indemnity agreements or similar arrangements.

(h) Neither the Company nor any predecessor has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which (i) from and after May 1, 2011 is or was the Seller, and (ii) prior to May 1, 2011 was the Company or such predecessor) or any similar group for federal, state, local or foreign Tax purposes. The Company does not have any liability for the Taxes of any Person (other than Taxes of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

(i) The Company has reported, withheld and paid all Taxes required to have been reported, withheld and paid in connection with amounts paid or owing to any Business Employee, independent contractor, creditor, equityholder or other third party.

(j) The Company is not a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or Contract that, to the Knowledge of the Company, is treated, or required to be treated, as a partnership for Tax purposes.

(k) The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.

(l) The Company has not entered into any transaction that is or is substantially similar to a “reportable transaction” as defined in Treasury Regulations Sections 1.6011-4, or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(m) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (a) in the two years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Notwithstanding any other provision of this Agreement (including, without limitation, any other provision of this Section 5.22) to the contrary, neither the Company nor the Seller makes any representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward or other Tax attribute (whether federal, state, local or foreign) of the Company after the Closing Date.

Section 5.23 Foreign Corrupt Practices Act. Neither the Company nor, to the Knowledge of the Seller, any agent, Business Employee or other Person acting on behalf of the Company and/or the Business has, directly or indirectly, in violation of any Applicable Law related to anti-corruption or bribery, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. Neither the Company nor the Business has any pending or anticipated disclosures to any Governmental Authority for (a) violations or (b) facts or circumstances that would constitute a violation, in each case, of any Applicable Law related to anti-corruption or bribery. To the Knowledge of Seller, there have been no violations of Applicable Laws related to anti-corruption or bribery that have been discovered by or brought to the attention of the Company or the Seller since May 2, 2011 with respect to Company and/or the Business.

Section 5.24 Interested Party Transactions. Except as set forth on Section 5.24 of the Company Disclosure Schedule, no employee, officer, director or stockholder of the Company, including the Seller, nor any member of his or her immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. Except for this Agreement and the Ancillary Agreements, no officer or director of the Company, nor, to the Knowledge of the Company, any member of such Person’s immediate family, has any direct or indirect ownership interest in (a) any Person with which the Company has a business relationship (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company) or (b) any Person that competes with the Company (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company). Except for this Agreement and the Ancillary Agreements, no officer or director of the Seller, nor, to the Knowledge of the Company, any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with the Company. Except as contemplated by this Agreement and the Ancillary Agreements, Section 5.24 of the Company Disclosure Schedule sets forth all payments made by the Company to the Seller, excluding payments made in the ordinary course of business or in the context of normal and customary payments between a parent and wholly-owned subsidiary.

Section 5.25 Company Products and Services. The products and services set forth on Exhibit C hereto constitute all products and services developed or being developed by or for the Company and marketed, licensed, sold, distributed or otherwise made commercially available by the Company as of the date of this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to Buyer that the statements contained in this Article 6 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

Section 6.01 Organization and Power. The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the other Ancillary Agreements to which the Seller is a party and perform its obligations hereunder and thereunder.

Section 6.02 Authorization. The execution, delivery and performance of this Agreement and the other Ancillary Agreements to which the Seller is a party have been duly and validly authorized by all requisite corporate action on the part of the Seller, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the other Ancillary Agreements to which the Seller is a party. This Agreement constitutes, and each of the other Ancillary Agreements to which the Seller is a party shall when executed constitute, a valid and binding obligation of the Seller, enforceable in accordance with their terms, except as such enforceability may be subject to the Bankruptcy and Equity Exceptions.

Section 6.03 Noncontravention. The execution, delivery and performance of this Agreement and the other Ancillary Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Lien upon the Company Stock owned by the Seller, or (f) require any authorization, consent, approval, execution or other action by or notice to or declaration to, or filing with any Governmental Authority other than compliance with any applicable requirements of the Exchange Act, under (i) the provisions of the Organizational Documents of the Seller, (ii) any judgment, order or decree to which the Seller is subject, or (iii) any law, statute, rule or regulation to which the Seller is subject.

Section 6.04 Equity Ownership. The Seller holds of record and owns beneficially all of the shares of Company Stock set forth on Section 5.04 of the Company Disclosure Schedule, and at the Closing the Seller will transfer to Buyer good and marketable title to such shares of Company Stock free and clear of any Liens, restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities laws), options, warrants, rights, calls, commitments, proxies or other contract rights. The Seller is not a party to any option, warrant, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any shares of Company Stock (other than this Agreement). The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting, dividend rights, transfer or disposition of any shares of Company Stock.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller that the statements contained in this Article 7 are true and correct on the date of this Agreement and shall be true and correct on the Closing Date:

Section 7.01 Organization and Power. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the other Ancillary Agreements to which Buyer is a party and perform its obligations hereunder and thereunder.

Section 7.02 Authorization. The execution, delivery and performance of this Agreement and the other Ancillary Agreements to which Buyer is a party have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other Ancillary Agreements to which Buyer is a party shall when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms, except as such enforceability may be subject to the Bankruptcy and Equity Exceptions.

Section 7.03 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the other Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby do not require any authorization, consent, approval, execution or other action by or notice to or in respect of, or filing with, any Governmental Authority other than compliance with any applicable requirements of the Exchange Act.

Section 7.04 Noncontravention. Buyer is not subject or party to any Applicable Law, or rule or regulation of any Governmental Authority, or any Contract, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would, by Buyer’s execution, delivery or performance of this Agreement and the other Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, result in (a) a conflict with or breach of any of the provisions of such items listed in this Section 7.04, (b) constitute a default under such items listed in this Section 7.04, (c) result in the violation of such items listed in this Section 7.04, or (d) give any third party the right to terminate or to accelerate any obligation under such items listed in this Section 7.04.

Section 7.05 Litigation. There is no Proceeding pending against, or to the Knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the other Ancillary Agreements to which Buyer is a party.

Section 7.06 Purchase for Investment. Buyer is acquiring the Company Stock solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all Applicable Law, including United States federal securities laws. Buyer agrees that the Company Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.

Section 7.07 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 7.08 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to (i) make payment of the Closing Payment Amount and (ii) consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE 8

TAX MATTERS

Section 8.01 Tax Returns. The Seller will prepare and file, or cause to be prepared and filed, all income Tax Returns of or including the Company relating to a Pre-Closing Tax Period that are filed on a consolidated, combined or unitary Tax group basis (each, a “Group Income Tax Return”) the due date of which (taking into account valid extensions of time to file) is after the Closing Date and shall pay all Taxes owed with respect thereto. The Seller will prepare and file, or cause to be prepared and filed, all income Tax Returns (other than Group Income Tax Returns) of the Company relating to a Tax period ending on or before the Closing Date (each, a “Seller Prepared Return”) the due date of which (taking into account valid extensions of time to file) is after the Closing Date. The Seller will prepare all such Seller Prepared Returns in a manner consistent with past custom and practice of the Seller and the Company, unless otherwise required by Applicable Law, and will furnish a copy of any such Seller Prepared Returns, together with all supporting documentation and workpapers, to the Buyer within a reasonable period of time prior to filing for the Buyer’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Buyer will prepare all Tax Returns (other than Group Income Tax Returns and Seller Prepared Returns) of or with respect to the Company for all Pre-Closing Tax Periods and all Straddle Periods that are required to be filed after the Closing Date in a manner consistent with past custom and practice of the Seller and the Company, unless otherwise required by Applicable Law, and will furnish a copy of any such Tax Returns that report any Taxes for which Seller may be obligated to indemnify under Article 10 hereof to the Seller within a reasonable period of time prior to filing for the Seller’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 8.02 Liability for Taxes. Subject to the claims procedure set forth in Section 10.05, the Seller shall promptly reimburse Buyer or the Company for all Taxes of the Company for any Pre-Closing Tax Period and for the Seller’s portion (as determined under Section 8.03) of all Taxes of the Company for any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), including any adjustment to any Tax Return pursuant to Section 8.05 that creates a deficiency in any Taxes for which the Seller is liable under this Agreement.

Section 8.03 Apportionment of Straddle Period Taxes. With respect to any Straddle Period, the Taxes of the Company attributable to such Straddle Period shall be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of the Seller, and the portion of the Straddle Period that begins on the day immediately following the Closing Date and ends on the last day of the Straddle Period (the “Post-Closing Straddle Period”), which portion shall be the responsibility of Buyer. In the case of income Taxes, sales and use Taxes, and Taxes based on gross or net receipts or payments, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount that would be payable if the Straddle Period ended on the last day of the Pre-Closing Straddle Period by means of closing the books and records of the Company as of the last day of the Pre-Closing Straddle Period, provided that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each such period. In the case of Taxes not described in the immediately preceding sentence, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount of Tax for the entire Straddle Period multiplied by the ratio of the number of days during the Pre-Closing Straddle Period to the number of days during the entire Straddle Period.

Section 8.04 Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Taxes imposed on the Company or the Business for all Pre-Closing Tax Periods and Straddle Periods, Buyer, on the one hand, and the Seller, on the other hand, shall cooperate fully with each other, including furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Governmental Authorities as to the imposition of Taxes. Buyer shall provide the Seller, and the Seller shall provide Buyer, with the information that each is respectively required to report under Code Section 6043A.

Section 8.05 Tax Proceedings.

(a) Buyer and the Company, on the one hand, and the Seller, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company in respect of which indemnification may be sought pursuant to Article 10 (any such inquiry, claim, assessment, audit or similar event, a “Tax Proceeding”). No failure or delay of Buyer or the Company in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Seller under this Agreement, except to the extent that such failure precludes the Company or the Seller from defending against any liability or claim for Taxes that the Seller is obligated to pay hereunder.

(b) The Seller shall solely conduct and control any such Tax Proceeding that relates to a Group Income Tax Return or Seller Prepared Return. Buyer shall control any other such Tax Proceeding, provided that Seller shall be entitled, on behalf of the applicable Indemnifying Party, at its sole option and expense, to participate in such Tax Proceeding or settlement negotiations with respect to such Tax Proceeding. Buyer shall consider in good faith any recommendations made by Seller with respect to the Tax Proceeding. If Buyer so proceeds with the defense of any such Tax Proceeding: (i) Buyer shall keep the Seller informed regarding the progress of any Tax Proceeding, and (ii) Buyer shall not settle or otherwise resolve any Tax Proceeding (or any issue raised in any Tax Proceeding) if such settlement or other resolution relates to Taxes for which the Seller is liable under this Agreement without the consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed).

Section 8.06 Tax Sharing Agreements. All Tax allocation, Tax sharing, Tax indemnity or similar agreements between the Seller or any of its Affiliates or any other Person, on the one hand, and the Company on the other hand, shall be terminated with respect to the Company prior to the Closing Date, and, after the Closing Date, neither the Seller nor any of its Affiliates, on the one hand, nor the Company on the other hand, shall be bound thereby or have any further Liability or obligation thereunder to the other party except as provided in this Agreement.

Section 8.07 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, value-added and similar Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any real property transfer Tax and any similar Tax) (collectively, “Transfer Taxes”) shall be paid by Buyer when due. Buyer hereby agrees to file, or cause to be filed, in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which Buyer is so liable. Buyer shall provide the Seller with evidence satisfactory to the Seller that such Transfer Taxes have been paid by Buyer. If required by Applicable Law, the Seller will, and will cause its applicable Affiliates to, join in the execution of any such Tax Returns and other documentation. The Buyer and the Seller shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any such Transfer Taxes.

Section 8.08 Purchase Price Adjustment. Any amount paid by the Seller or Buyer under Section 2.03, Article 8 or Article 10 will be treated as an adjustment to the Aggregate Purchase Price (including by Buyer and the Seller on their respective Tax Returns) for Tax purposes to the extent permitted under Applicable Law.

Section 8.09 State Tax Matter. To address any Tax liability of the Company for uncollected and unpaid sales and use taxes attributable to the Pre-Closing Tax Period in the states of Massachusetts and Pennsylvania (the “Unpaid Taxes”), Seller, Buyer and the Company shall act in all material respects in conformity with the process described in Exhibit J attached hereto. On or before 15 days after completion of the process described in Exhibit J and payment of all Unpaid Taxes and any associated penalties and interest (the “State Tax Resolution Date”), Seller and Buyer shall agree upon the final amount of the Unpaid Taxes. If the final amount of the Unpaid Taxes is in excess of $100,000, Seller shall promptly pay the amount of such excess to Buyer. If the final amount of the Unpaid Taxes is less than $100,000, Buyer shall promptly pay the difference to Seller. During the period between the Closing and the State Tax Resolution Date, the parties acknowledge and agree that Buyer may invoice and collect state sales and use taxes related to taxable periods beginning after the Closing, but neither Buyer nor the Company shall file any state sales or use Tax Returns in the states of Massachusetts or Pennsylvania until the Seller provides written notice to Buyer that the VDA process in such states has been completed.

Section 8.10 Conflict Priority. To the extent any provision of this Article 8 conflicts with any provision of Article 10, this Article 8 shall control. For the avoidance of doubt, the limitations on liability set forth in Section 10.04(c) that apply to Section 5.22 (Tax Matters) shall apply to this Article 8.

ARTICLE 9

RESERVED

ARTICLE 10

SURVIVAL; INDEMNIFICATION

Section 10.01 Survival of Representations and Covenants. The representations and warranties of Buyer and the Seller contained in this Agreement shall survive until the twelve month anniversary of the Closing Date; provided, that (a) the representations and warranties contained in Section 5.13 (Intellectual Property) shall survive until the 30-month anniversary of the Closing Date, (b) the representations and warranties contained in Section 5.20 (Employee Benefit Plans) and Section 5.22 (Tax Matters), in each case, shall survive until the date that is thirty (30) days after the applicable statute of limitations for such representations and warranties expires, and (c) the representations and warranties contained in Section 5.01 (Organization and Power), Section 5.02 (Authorization), Section 5.03(i) (Noncontravention), Section 5.04 (Capitalization), Section 6.01 (Organization and Power), Section 6.02 (Authorization), Section 6.03(i) (Noncontravention), Section 6.04 (Equity Interests), Section 7.01 (Organization and Power), Section 7.02 (Authorization) and Section 7.04 (Noncontravention) (the representations and warranties in clauses (b) and (c), the “Fundamental Representations”), in each case, shall survive indefinitely; provided, further, that any claim that is properly asserted in writing pursuant to this Article 10 prior to the expiration of the survival period applicable to such representation or warranty set forth above shall survive until such claim is finally resolved and satisfied. All covenants and other agreements contained in this Agreement shall survive the Closing in accordance with their respective terms. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 10.01 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 10.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 10.02 Indemnification by the Seller.

(a) Subject to other provisions of this Article 10, the Seller hereby agrees to indemnify, defend and hold harmless, and agrees to pay on behalf of or reimburse the Buyer Indemnified Parties from and against any and all losses, liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (collectively “Damages”) which a Buyer Indemnified Party suffers, sustains or incurs after the Closing based upon or resulting from:

(i) any breach of any of the representations or warranties made by the Seller in this Agreement or in the Company Closing Certificate (excluding any Fundamental Representations, which are addressed in clause (ii) below);

(ii) any breach of any of the Fundamental Representations made by the Seller;

(iii) any breach of or failure to perform, on or prior to the Closing, any covenant or agreement made by the Seller and/or the Company in this Agreement;

(iv) any Transaction Expenses or Indebtedness of the Company and/or the Business to the extent not fully discharged at the Closing and that have not been applied to reduce the calculation of the Closing Payment Amount;

(v) any Retained Liabilities; and

(vi) any matter set forth on Schedule 10.02(a)(vi).

(b) Buyer shall take and shall cause the Company to take commercially reasonable steps to mitigate any Damages as required by Applicable Law upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

Section 10.03 Indemnification by Buyer.

(a) Subject to other provisions of this Article 10, Buyer hereby agrees to indemnify, defend and hold harmless, and agrees to pay on behalf of or reimburse the Seller Indemnified Parties from and against any and all Damages which a Seller Indemnified Party suffers, sustains or incurs after the Closing based upon or resulting from:

(i) any breach of any of the representations or warranties made by Buyer in this Agreement or in the Buyer Closing Certificate (excluding any Fundamental Representations, which are addressed in clause (ii) below);

(ii) any breach of any of the Fundamental Representations made by Buyer;

(iii) any breach of or failure to perform any covenant or agreement made by Buyer in this Agreement to be performed by Buyer after the Closing; and

(iv) any Damages relating to, arising from or as a result of the Buyer’s or the Company’s conduct of the Business, acts or omissions after the Closing.

Section 10.04 Limitations on Liability.

(a) No claim may be asserted against any party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, is received by such party on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 10.01, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b) Notwithstanding the provisions of this Article 10, except in the case of fraud, or willful or intentional misrepresentation, (i) the Seller shall have no indemnification obligations for Damages under Section 10.02(a)(i) (x) for any individual claim involving Damages of less than $15,000 (the “Seller Claim Threshold”), it being understood that such Damages with respect to a claim may not be applied toward satisfaction of the Basket Amount unless the Damages with respect to a claim exceeds the Seller Claim Threshold, and (y) unless and until the aggregate amount of all such Damages exceeds an amount equal to $184,850 (the “Basket Amount”); provided, that from and after such time as the total amount of Damages actually incurred by the Indemnified Parties under Section 10.02(a)(i) exceeds the Basket Amount, then the Seller shall be liable for all Damages, including the initial Basket Amount and (ii) in no event shall the aggregate indemnification to be paid by the Seller for Damages under Section 10.02(a)(i) exceed an amount equal to $1,232,338; provided, however, that with respect to breaches of the representations or warranties by the Seller contained in Section 5.13 (Intellectual Property), in no event shall the aggregate indemnification to be paid by Seller for all Damages under Section 5.13 (Intellectual Property) and under Section 10.02(a)(i) exceed an amount equal to $6,161,692

(c) Notwithstanding anything to the contrary contained herein, except in the case of fraud, or willful or intentional misrepresentation, in no event will the Seller be liable for any Damages of the Indemnified Parties in an amount in excess of the proceeds actually received by the Seller hereunder on account of the sale by the Seller of the Company Stock.

(d) Notwithstanding anything to the contrary contained herein, the amount of any Damages incurred or suffered by a Buyer Indemnified Party or Seller Indemnified Party, as applicable, (the “Indemnified Party”) shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to or as a result of such Damages and (ii) any Tax benefit that actually reduces the Taxes of the Indemnified Party arising from the incurrence or payment of any such Damages (net of any Tax detriment to such Indemnified Party) to the extent that such Tax benefit occurs in the same Tax year that the Damages were incurred, treating such deduction as a marginal item (i.e., the last item of deduction to be applied only after exhaustion of all other available deductions or credits) in respect of such Tax year.

(e) Notwithstanding anything to the contrary contained herein, Seller shall not be liable to, or indemnify, the Buyer Indemnified Parties for any Damages that result solely from the acts or omissions of any Buyer Indemnified Party or any of their Affiliates, including the Company, on or after the Closing Date.

(f) Notwithstanding anything to the contrary contained herein, the term “Damages” shall not include (i) punitive or exemplary damages, except solely to the extent owed to or imposed by unrelated third parties in connection with a Third Party Claim, or (ii) damages that arise solely from special circumstances of Buyer of which the Seller is not aware.

(g) The Buyer Indemnified Parties shall not be entitled to recover any Damages relating to any matter arising under one provision of this Agreement to the extent that the Buyer Indemnified Parties have already recovered Damages with respect to such matter pursuant to another provision of this Agreement.

(h) In no event shall a Buyer Indemnified Party be indemnified for any Damages pursuant to Article 8 or this Article 10 related to or arising from the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carry-forward or tax credit carry-forward) of the Company or the ability of Buyer or the Company to utilize any such Tax asset or attribute for any taxable period commencing after the Closing Date.

Section 10.05 Claims Procedure.

(a) If an Indemnified Party determines in good faith that such Indemnified Party has a bona fide claim for indemnification pursuant to this Article 10, then Indemnified Party may deliver to the party against whom indemnity is sought (the “Indemnifying Party”) a certificate signed by any officer of the Indemnified Party (a “Claim Certificate”):

(i) stating that an Indemnified Party has a claim for indemnification pursuant to this Article 10;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnified Party claims to be entitled to receive, which shall be the amount of Damages such Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii) specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the material facts known to the Indemnified Party giving rise to such claim.

Subject to this Article 10, no delay in providing such Claim Certificate shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

(b) If the Indemnifying Party in good faith objects to any claim made in any Claim Certificate, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Party during the thirty calendar day period commencing upon receipt by the Indemnifying Party of the Claim Certificate (the “Dispute Notice Period”). The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the relevant Claim Certificate. If no Claim Dispute Notice is delivered prior to the expiration of the Dispute Notice Period, then (i) each claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in the Indemnified Party’s favor for purposes of this Article 10 on the terms set forth in the Claim Certificate and (ii) within ten Business Days following the expiration of the Dispute Notice Period, the Indemnifying Party shall deliver to the Indemnified Party, by wire transfer of immediately available funds to such account as is designated by the Indemnified Party, an aggregate amount equal to the Damages set forth in such Claim Certificate.

(c) Following the timely delivery of a Claim Dispute Notice, the Indemnified Party and the Indemnifying Party shall then attempt in good faith to resolve any such objections raised in such Claim Dispute Notice. If the Indemnified Party and the Indemnifying Party agree to a resolution of such objection, then (i) a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Indemnifying Party shall be prepared and signed by both parties and (ii) within ten Business Days following the execution by both parties of such memorandum, the Indemnifying Party shall deliver to the Indemnified Party, by wire transfer of immediately available funds to such account as is designated by the Indemnified Party, an aggregate amount equal to the Damages, if any, set forth in such memorandum.

(d) If no such resolution can be reached during the thirty calendar day period following the timely receipt by the Indemnified Party of a given Claim Dispute Notice, then upon the expiration of such thirty calendar day period, either the Indemnified Party or the Indemnifying Party may bring suit to resolve such claim in accordance with Sections 11.09 and 11.10. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the Indemnified Party and the Indemnifying Party. If such decision calls for a payment of Damages to an Indemnified Party, within ten Business Days following the date of such decision, the Indemnifying Party shall deliver to the Indemnified Party, by wire transfer of immediately available funds to such account as is designated by the Indemnified Party, an aggregate amount equal to such Damages. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

Section 10.06 Third-Party Claims.

(a) If a third party notifies an Indemnified Party of any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification by such Indemnified Party under this Article 10, then such Indemnified Party will promptly deliver written notice thereof to the Indemnifying Party; provided, that no delay in delivering such notice will relieve the Indemnifying Party from any indemnification obligation under this Agreement unless, and then only to the extent that, the Indemnifying Party is prejudiced.

(b) The Indemnifying Party will have the right to contest and defend against the Third-Party Claim in any manner that the Indemnifying Party reasonably deems appropriate at the Indemnifying Party’s sole cost and expense and with legal counsel of its choice (reasonably satisfactory to the Indemnified Party) if (i) the Indemnifying Party notifies the Indemnified Party, in writing within thirty days after receiving notice of the Third-Party Claim from the Indemnified Party, that the Indemnifying Party will contest and defend the Third-Party Claim (the “Defense Election Notice”), (ii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the Indemnifying Party’s good faith judgment, likely to establish a precedential custom or practice adverse to such Indemnified Party and (iv) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(c) If the Indemnifying Party timely elects to contest or defend against a Third-Party Claim in accordance with Section 10.06(b), then (i) the Indemnified Party may, at its sole cost and expense, retain separate co-counsel of its choice and otherwise participate in such contest or defense of the Third-Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and (iv) the Indemnified Party shall, and shall cause its Affiliates to, make available to the Indemnifying Party and its representatives any documents and materials in its possession or control that may be necessary to the defense of such Third-Party Claim.

(d) If the Indemnifying Party does not timely deliver the Defense Election Notice in accordance with Section 10.06(b) or if any condition in Section 10.06(b) is or becomes unsatisfied, then (i) the Indemnified Party may, in good faith and with the advice of legal counsel (reasonably satisfactory to the Indemnifying Party), contest and defend against the Third-Party Claim in any manner that the Indemnified Party reasonably deems appropriate, (ii) the Indemnifying Party shall, and shall cause its Affiliates to, make available to the Indemnified Party and its representatives any documents and materials in its possession or control that may be necessary to the defense of such Third-Party Claim, (iii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for all Damages the Indemnified Party is entitled to under this Article 10 of contesting and defending against the Third-Party Claim, and (iv) the Indemnifying Party will remain responsible for any Damages that the Indemnified Party suffers resulting from or relating to the Third-Party Claim and is entitled to receive as provided in, and subject to the terms and conditions of this Article 10. The Indemnified Party shall not have the right to settle, adjust or compromise such Third-Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 10.07 Other Indemnification Provisions.

(a) Each of the Indemnified Parties acknowledges that, subject to Section 10.07(b) below, the indemnification provisions in this Article 10 shall be the sole and exclusive remedy of the Indemnified Parties for any and all claims against the Indemnifying Parties for Damages under this Agreement.

(b) Notwithstanding anything in this Article 10 to the contrary, in the event any Party to this Agreement perpetrates a fraud on another Party hereto, any Party which suffers any Damages by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(c) All indemnification payments made pursuant to this Article 10 shall be treated as adjustments to the Aggregate Purchase Price.

ARTICLE 11

ADDITIONAL AGREEMENTS

Section 11.01 Confidentiality.

(a) The Seller shall (and shall cause each of its Affiliates to) treat and hold as confidential any information concerning the Company and/or the Business that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control, except Seller may keep one copy of such items for its records. In the event that the Seller or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 11.01(a). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or any of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, the Seller or such Affiliate may disclose the Confidential Information to the Governmental Authority.

(b) Promptly following the Closing, the Seller and the Buyer shall issue a joint press release, in a form and on terms mutually agreeable to both Parties, in connection with the transactions contemplated by this Agreement (the “Joint Press Release”). Except for the Joint Press Release, each Party shall not, and shall cause each of their respective Affiliates and representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other Party’s name or refer to the other Party directly or indirectly in connection with each Party’s relationship with the other Party in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party, unless required by Applicable Law. Notwithstanding anything in this Section 11.01(b) to the contrary, the Seller, the Company and Buyer may make any public disclosure as required by the United States Securities and Exchange Commission or the rules and requirements of any applicable stock exchange in such Party’s sole discretion without prior consultation with the other Party.

Section 11.02 Non-Competition; Non-Solicitation.

(a) Non-Competition. Except pursuant to the Ancillary Agreements, during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Non-Compete Period”), the Seller shall not engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, or representative), directly or indirectly anywhere in the United States in the Business; provided, that ownership of less than 5% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its business; provided, further, that notwithstanding anything to the contrary contained herein, this Section 11.02 shall terminate upon a Change of Control of Seller; provided, further, that this Section 11.02 shall not apply to and shall not limit or restrict Seller from (i) acting as a reseller for other third parties who may be engaged directly or indirectly in the Business (a “Third Party”); (ii) integrating Seller’s services and products with any Third Party’s services or products; and/or (iii) advertising any relationships with any such Third Parties, including but not limited to any actions contemplated by clauses (i) and (ii) hereof, or receiving payment as a result of any such relationship.

(b) Non-Solicitation. Both the Seller and Buyer agree that, during the Non-Compete Period, each of them shall not, and shall not permit any of their respective employees, officers, directors, managers or Affiliates to, directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) (i) with respect to Seller, any Business Employee that becomes an employee of Buyer or the Company following the Closing, without the prior written consent of Buyer and (ii) with respect to Buyer, any employee of Seller, without the prior written consent of Seller.

(c) Remedy for Breach. The Seller acknowledges and agrees that in the event of a breach by the Seller of any of the provisions of this Section 11.02 monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, Buyer and/or their respective successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 11.02, in each case without the requirement of posting a bond or proving actual damages.

(d) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 11.02 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e) Acknowledgment. The Seller acknowledges and agrees that (i) the restrictions contained in this Section 11.02 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and value of, the Company Stock (including, without limitation, the goodwill inherent therein), (ii) the Seller is primarily responsible for the creation of such value, and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 11.02.

Section 11.03 Use of Name. Subject to the terms and conditions of the Ancillary Agreements, after the Closing, except as set forth in Section 11.03 of the Company Disclosure Schedule, neither Seller nor its Affiliates shall have any rights in and to any trademarks, trade names, service marks, trade dress, logos, corporate names, domain names owned by the Company or any of its Subsidiaries and other source identifiers, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any mark or term confusingly similar thereto or derivative thereof (collectively, the “Company Marks”) and will not, at any time after the Closing, market, promote, advertise or offer for sale any products, goods or services utilizing any of the Company Marks or otherwise hold itself out as having any affiliation with Buyer, the Company, or any of their Affiliates.

Section 11.04 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Buyer (or the Company following the Closing), to:

Silverback Enterprise Group, Inc.

Frost Tower, 29th Floor

401 Congress Avenue

Austin, Texas 78701

Attention: Chief Executive Officer

Telephone No.: (512) 567-8020

Facsimile No.: (512) 721-1218

with a copy (which shall not constitute notice to Buyer) to:

Vinson & Elkins L.L.P.

2801 Via Fortuna, Suite 100

Austin, Texas 78746

Attention: Wes Jones

Facsimile No.: (512) 236-3251

if to Seller (or the Company prior to the Closing), to:

Limelight Networks, Inc.

222 South Mill Avenue, Suite 800

Tempe, AZ 85281

Attention: General Counsel

Facsimile No.: 602-850-5001

with a copy (which shall not constitute notice to the Seller) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Mark L. Reinstra

Facsimile No.: (650) 493-6811

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. PST in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.05 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. Neither Party may assign this Agreement or its rights or obligations under this Agreement without the other Party’s consent.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.06 General Release.

(a) As of the Closing, the Seller, on behalf of itself and each of its predecessors, successors, Affiliates, personal representatives and assigns (collectively, the “Releasing Parties”), hereby irrevocably releases and forever discharges the Company and its officers, directors, shareholders, equity holders, employees, Subsidiaries, predecessors, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), for and from any and all manners of actions, causes, causes of action, suits, debts, dues, compensation, wages, bonuses, Liabilities, rights, costs, expenses (including, without limitation attorneys’ fees and costs), bonds, bills, covenants, contracts, controversies, executions, claims and demands, of whatever kind or nature, in law or in equity, known or unknown, foreseen or unforeseen, vested or contingent, matured or unmatured, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against any Released Party by the Company and/or any of the Releasing Parties by reason of or in connection with any matter, cause, thing, action or omission whatsoever, arising, occurring, relating to or in respect of any time up through and including the date hereof (collectively, the “Released Matters”); provided that nothing in this paragraph will release any Released Party from any obligations under this Agreement or any other Ancillary Agreement. For the avoidance of doubt, the Released Matters shall include, without limitation, any right to recover against the Company for any indemnification claims made against or paid by the Seller pursuant to Article 10. From and after the date hereof, the Seller agrees to not (and agrees to cause the Releasing Parties not to), directly or indirectly (including, without limitation, in a derivative proceeding), assert any claim or demand or commence, institute or maintain, or cause to be commenced, instituted, or maintained, or knowingly facilitate or assist any other party in commencing, instituting or maintaining, any Proceeding of any kind against any of the Released Parties based upon or with respect to any Released Matter(s).

(b) The Seller, on behalf of itself and each of the Releasing Parties, acknowledges that the release in Section 11.05(a) includes releases of claims of which the Seller and/or any of the Releasing Parties is presently unaware of or which the Seller and/or any of the Releasing Parties does not presently suspect to exist. The Seller, on behalf of itself and each of the Releasing Parties, agrees, represents and warrants that the Seller realizes and acknowledges that factual matters now unknown to it and/or any of the

Releasing Parties may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown and unsuspected, and the Seller, on behalf of itself and each of the Releasing Parties, further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that the Seller, on behalf of itself and each of the Releasing Parties, nevertheless hereby intends to release, discharge and acquit the Released Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses arising out of or with respect to the claims described in Section 11.05(a). The Seller, on behalf of itself and each of the Releasing Parties, further acknowledges that such Seller has read and understands Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The Seller, on behalf of itself and each of the Releasing Parties, hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to such Seller’s release of any unknown or unsuspected claims herein. The Seller, on behalf of itself and each of the Releasing Parties, acknowledges that the inclusion of unknown and unsuspected claims was separately bargained for and was a key element of this Agreement.

(c) The Seller shall indemnify and hold the Released Parties harmless from and against all Damages arising from or in connection with the assertion by any of the Releasing Parties of any claim based upon or with respect to any Released Matter(s) or the breach by any of the Releasing Parties of any of the covenants set forth in this Section 11.05.

Section 11.07 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.08 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

Section 11.09 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.10 Jurisdiction. Each Party hereby (a) agrees to the exclusive jurisdiction of any federal or state court located in Wilmington, Delaware with respect to any claim or cause of action arising under or relating to this Agreement or any of the Ancillary Agreements, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 11.03 and service so made will be complete when received. Nothing in this Section 11.09 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

Section 11.11 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT ENTERED INTO IN CONNECTION HEREWITH OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.12 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and any of which may be delivered by facsimile or electronically in portable document format (.pdf). This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 11.13 Entire Agreement. This Agreement; that certain Mutual Confidentiality Agreement, dated July 18, 2013, between the Seller and the Buyer (f/k/a Silverback Enterprise Group, Inc.); the Ancillary Agreements and the documents, agreements, certificates and instruments contained herein and therein, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.15 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UPLAND SOFTWARE, INC.

By:	/s/ JOHN T. MCDONALD
Name: John T. McDonald Title: Chief Executive Officer

CLICKABILITY, INC.

By:	/s/ JEFF FREUND
Name: Jeff Freund Title: Vice President and GM

LIMELIGHT NETWORKS, INC.

By:	/s/ PETER PERRONE
Name: Peter Perrone Title: SVP and CFO

Signature Page to Stock Purchase Agreement